UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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EMULEX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTING SECURITIES AND STOCK OWNERSHIP
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 RATIFICATION AND APPROVAL OF THE AMENDED AND RESTATED EMULEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3 ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
PROPOSAL 5 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT
Summary Compensation
Grants of Plan-Based Awards In Fiscal 2011
Outstanding Equity Awards at July 3, 2011
EQUITY COMPENSATION PLAN INFORMATION
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K

EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 29, 2011

To the Stockholders of EMULEX CORPORATION:

You are cordially invited to attend the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation, which will be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Tuesday, November 29, 2011, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement which is incorporated herein by this reference:

1. To elect a board of nine directors to serve until the next annual meeting of Emulex’s stockholders and until their successors have been elected and qualified;

2. To ratify and approve Emulex’s amended and restated Employee Stock Purchase Plan, including an amendment to increase the number of shares of common stock reserved for issuance thereunder by 1,500,000 shares;

3. To ratify and approve an advisory resolution on executive compensation;

4. To ratify and approve an advisory vote on the frequency of future advisory votes on executive compensation;

5. To ratify the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2012; and

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record of Emulex’s common stock at the close of business on September 30, 2011, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

Whether or not they expect to attend, to make sure all votes are received, stockholders are urged to vote their shares promptly by mail, telephone or internet as instructed on the enclosed proxy card or voting instruction card. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 29, 2011. The proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 3, 2011 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer

Costa Mesa, California
October 18, 2011

EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600

PROXY STATEMENT

Approximate date proxy material first sent
to stockholders: October 18, 2011

The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation (referred to as “we,” “us” or “Emulex”), to be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Tuesday, November 29, 2011, and adjournments thereof (the “Annual Meeting”), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this proxy statement.

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

Record Date and Share Ownership

Only stockholders of record on the books of Emulex at the close of business on September 30, 2011 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Each share of common stock is entitled to one vote with respect to the matters presented at the Annual Meeting. At the Record Date, 85,463,074 shares of Emulex’s common stock were issued and outstanding, and held of record by approximately 484 stockholders. Emulex knows of no contractual arrangements which may at a subsequent date result in a change of control of Emulex.

Voting and Solicitation

Representation at the Annual Meeting by the holders of a majority of the outstanding common stock of Emulex on the Record Date, either by personal attendance or by proxy, will constitute a quorum.

A form of proxy is being furnished to stockholders herewith by Emulex on behalf of the Board of Directors. Proxies properly completed, duly submitted to and received by us before the Annual Meeting, and not revoked, will be voted and cast in accordance with the specifications given. Internet and telephonic voting is available through 8:59 p.m. (Pacific Time) on November 28, 2011.

Unless a contrary choice is specified in the proxy, the proxy will be voted:

“FOR” the election of all nine of the nominee-directors specified herein,

“FOR” ratification and approval of the amended and restated Employee Stock Purchase Plan (the “Purchase Plan”);

“FOR” ratification and approval of the advisory resolution on executive compensation;

To conduct future advisory votes on executive compensation EVERY YEAR; and

“FOR” ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2012.

It is not expected that any matters other than those referred to in this proxy statement will be brought before the Meeting. If, however, any matter not described in this proxy statement is properly presented for action at the Meeting, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. Each of the persons named as proxies is a director of Emulex and was recommended by the Nominating/Corporate Governance Committee and approved by Emulex’s Board of Directors.

Under Emulex’s Bylaws and Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal and has not received instructions from the beneficial owner) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Abstentions as to the proposals regarding the amended and restated Purchase Plan, the advisory resolution on executive compensation, advisory approval on the frequency of future advisory votes on executive compensation and the ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm will have the same effect as votes against such proposals. Broker non-votes with respect to these proposals will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposals.

The New York Stock Exchange (“NYSE”) has adopted regulations that prevent brokers or other nominees that are NYSE member organizations from voting in favor of “non-routine” items unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. The election of the nominees for director, and the proposals to approve the amended and restated Purchase Plan, to approve an advisory resolution on executive compensation and to provide advisory approval on the frequency of future advisory votes on executive compensation are considered “non-routine” items and the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year is the only proposal that should be considered to be a routine item. To the extent your brokerage firm votes shares on your behalf on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm, your shares will also be counted as present for the purpose of determining a quorum.

The entire cost of soliciting proxies in connection with the Annual Meeting will be borne by Emulex. Emulex may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. In that connection, Emulex has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies and Mellon Investor Services LLC, Jersey City, New Jersey to solicit proxies. The aggregate cost of these services, excluding out-of-pocket expenses, is not expected to exceed $26,000. Emulex may also retain other firms or individuals to assist with the solicitation of proxies. Members of the management of Emulex may also solicit some stockholders in person, or by telephone, email or facsimile, following solicitation by this proxy statement, but will not be separately compensated for such solicitation services.

Revocability of Proxies

Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a stockholder to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated vote, in person at the Annual Meeting, via the internet, by telephone or by mail, or (ii) a written revocation sent to and received by the Secretary of Emulex prior to the Annual Meeting. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the notice of internet availability of proxy materials or this Notice of Annual Meeting and proxy statement and the 2011 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any of these documents, please contact our Investor Relations Department at 3333 Susan Street, Costa Mesa, California 92626, telephone (714) 662-5600. If you want to receive separate copies of the notice of Internet availability of proxy materials, the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

VOTING SECURITIES AND STOCK OWNERSHIP

Stock Ownership of Management

The following table sets forth, as of the Record Date, information as to the beneficial ownership of our common stock by all directors, by the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”), and by all our directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class(2)

Fred B. Cox	164,365	(3)	*
Michael P. Downey	110,730	(4)	*
Bruce C. Edwards	109,527	(5)	*
Paul F. Folino	1,306,460	(6)	1.5%
Robert H. Goon	108,730	(7)	*
Don M. Lyle	108,730	(8)	*
Nersi Nazari	22,989	(9)	*
Dean A. Yoost	124,648	(10)	*
James M. McCluney	828,354	(11)	1.0%
Michael J. Rockenbach	591,763	(12)	*
Jeffrey W. Benck	188,163	(13)	*
Jeffery L. Hoogenboom	87,034	(14)	*
All directors and executive officers as a group (13 persons)(15)	3,941,144		4.5%

(1)	This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and investment power with respect to their shares (other than shares subject to options). Amount of shares beneficially owned includes shares which are subject to options that are currently, or within 60 days following the Record Date will be, exercisable.

(2)	Percent of class is based on the number of shares outstanding on the Record Date (85,463,074 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)	Consists of (i) 5,365 shares held by Mr. Cox; (ii) 9,000 shares held in an irrevocable trust with the trustees having voting and investing control (Mr. and Mrs. Cox are not trustees but are beneficiaries of this trust); (iii) 100,000 shares held by a limited liability company owned by members of Mr. Cox’s family (Mr. Cox and his wife have no ownership, beneficial or otherwise and no management or investment control in this limited liability company); and (iv) 50,000 shares which are subject to options held by Mr. Cox which are currently, or within 60 days following the Record Date will be, exercisable.

(4)	Consists of (i) 60,730 shares held by Mr. Downey; and (ii) 50,000 shares which are subject to options held by Mr. Downey which are currently, or within 60 days following the Record Date will be, exercisable.

(5)	Consists of (i) 35,527 shares held by Mr. Edwards; (ii) 4,000 shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; and (iii) 70,000 shares which are subject to options held by Mr. Edwards which are currently, or within 60 days following the Record Date will be, exercisable.

(6)	Consists of (i) 89,458 shares held by a family trust of which Mr. Folino is a co-trustee and share voting and investment power; and (ii) 1,217,002 shares which are subject to options held by Mr. Folino which are currently, or within 60 days following the Record Date will be, exercisable.

(7)	Consists of (i) 38,730 shares held by Mr. Goon; and (ii) 70,000 shares which are subject to options held by Mr. Goon which are currently, or within 60 days following the Record Date will be, exercisable.

(8)	Consists of (i) 38,730 shares held by Mr. Lyle; and (ii) 70,000 shares which are subject to options held by Mr. Lyle which are currently, or within 60 days following the Record Date will be, exercisable.

(9)	Consists of (i) 11,495 shares held by Mr. Nazari; and (ii) 11,494 shares of restricted stock held by Mr. Nazari.

(10)	Consists of (i) 44,648 shares held by a living trust of which Mr. Yoost and his wife are co-trustees and share voting and investment power; and (ii) 80,000 shares which are subject to options held by Mr. Yoost which are currently, or within 60 days following the Record Date will be, exercisable.

(11)	Consists of (i) 255,761 shares held by Mr. McCluney; and (ii) 572,593 shares which are subject to options held by Mr. McCluney which are currently, or within 60 days following the Record Date will be, exercisable.

(12)	Consists of (i) 239,445 shares held by Mr. Rockenbach; (ii) 25,360 shares held by his children; and (iii) 326,958 shares which are subject to options held by Mr. Rockenbach which are currently, or within 60 days following the Record Date will be, exercisable.

(13)	Consists of (i) 103,713 shares held by Mr. Benck; and (ii) 84,450 shares which are subject to options held by Mr. Benck which are currently, or within 60 days following the Record Date will be, exercisable.

(14)	Consists of (i) 49,534 shares held by Mr. Hoogenboom; and (ii) 37,500 shares which are subject to options held by Mr. Hoogenboom which are currently, or within 60 days following the Record Date will be, exercisable.

(15)	Includes persons who serve as executive officers of Emulex’s principal subsidiaries.

Principal Stockholders

The following table sets forth information regarding ownership of outstanding shares of our common stock by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

	Amount and
	Nature of	Percent
	Beneficial	of
Name of Beneficial Owner	Ownership	Class(1)

Wellington Management Company, LLP	12,160,987 (2)	14.2%
75 State Street Boston, MA 02109
Artis Capital Management, L.P.	9,930,460 (3)	11.6%
One Market Plaza Steuart Tower, Floor 27 San Francisco, CA 94105
BlackRock, Inc.	5,021,125 (4)	5.9%
40 East 52nd Street New York, NY 10022

(1)	Percent of class is based on the number of shares outstanding on the Record Date (85,463,074 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date.

(2)	Based on its Form 13-G/A filed on February 14, 2011, we believe that Wellington Management Company, LLP. beneficially owned the number of shares indicated as of December 31, 2010.

(3)	Based on its Form 13-G filed on August 10, 2011, we believe that Artis Capital Management, L.P. beneficially owned the number of shares indicated as of July 15, 2011.

(4)	Based on its Form 13-G/A filed on February 4, 2011, we believe that BlackRock, Inc. beneficially owned the number of shares indicated as of December 31, 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

Emulex’s directors are to be elected at each annual meeting of stockholders. In June 2011, the Board increased the size of the Board from eight members to nine members and appointed Nersi Nazari to the Board. At this Annual Meeting, nine directors will be elected to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors may elect to fill interim vacancies of directors.

The nine nominees for election as directors at this Annual Meeting set forth in the table below are all recommended by the Board of Directors of Emulex. Emulex’s policy is to encourage nominees for director to attend the annual meeting and each of the nominated directors attended and was elected as a director at the 2010 Annual Meeting of Stockholders, with the exception of Mr. Nazari.

In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by Emulex’s existing Board of Directors and its Nominating/Corporate Governance Committee.

The nine nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as Emulex’s directors to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Subject to certain exceptions specified below, stockholders of record on the Record Date are entitled to cumulate their votes in the election of Emulex’s directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No stockholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the stockholder has given notice at the Meeting, prior to the voting, of the stockholder’s intention to cumulate his or her votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

Director Nomination Process

The Board of Directors and the Nominating/Corporate Governance Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Such assessment is made in light of actual or expected changes in Emulex’s business, regulatory environment and other trends. While the factors such as age, business and international experience, technical and financial knowledge, diversity and reputation of a particular candidate will be considered, the Nominating/Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. One of the Board’s priorities going forward is to increase its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

In general, candidates for nomination to the Board are provided by Board members, employees or others having knowledge of Emulex’s particular needs. The Nominating/Corporate Governance Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board. In fiscal 2011, Emulex did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating any Board nominee candidates.

Emulex’s Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by, or at the direction of, the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at Emulex’s principal executive offices not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.

The following table sets forth certain information concerning the nominees for election as directors. All of the nominees are continuing members of Emulex’s present Board of Directors.

Nominee	Principal Occupation	Age(4)

Fred B. Cox	Chairman Emeritus of Emulex	77
Michael P. Downey(2)(3)	Private investor and executive consultant	64
Bruce C. Edwards(1)(2)	Executive Chairman Emeritus of Powerwave Technologies, Inc.	58
Paul F. Folino	Executive Chairman of Emulex	66
Robert H. Goon(2)(3)	Attorney	71
Don M. Lyle(1)(2)	Principal of Technology Management Company	72
James M. McCluney	Chief Executive Officer of Emulex	60
Nersi Nazari	President of Venture Capital Firm	53
Dean A. Yoost(2)(3)	Financial Advisor	61

(1)	Member of the Compensation Committee of the Board of Directors of Emulex.

(2)	Member of the Nominating/Corporate Governance Committee of the Board of Directors of Emulex.

(3)	Member of the Audit Committee of the Board of Directors of Emulex.

(4)	As of the date of the Annual Meeting.

Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, finance and risk management that are necessary to effectively oversee Emulex. In addition, the Board believes that each of the directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of the stockholders.

Mr. Cox is a founder of Emulex, has served as a director since its inception in 1979 and served as Chairman of the Board until July 2002 at which time he was named Chairman Emeritus. Mr. Cox served as Emulex’s Chief Executive Officer from its inception until he retired in October 1990. From November 1991 until November 1994, Mr. Cox served as President of Continuus Software Corporation, a developer and marketer of computer software products, and served as a member of its Board of Directors until its acquisition in December 2000.

Mr. Cox, who served as Emulex’s Chief Executive Officer for over eleven years and as non-executive Chairman for an additional eight years, brings valuable executive leadership experience to the Board. He also has many years of experience in the development of high technology products and systems. Mr. Cox contributes to the Board his deep understanding of Emulex’s technical, operational and strategic business goals through his direct experience with Emulex and industry-specific opportunities and challenges. Mr. Cox holds undergraduate and graduate degrees in electrical engineering from Texas A&M University and Massachusetts Institute of Technology.

Mr. Downey has served as a director of Emulex since February 1994 and is Chairman of the Audit Committee. Since 1998, Mr. Downey has been a private investor and executive consultant. From 1986 to 1997, Mr. Downey served as the senior financial executive of Nellcor Puritan Bennett and one of its predecessors, a manufacturer of medical instruments. From 1984 to 1986, Mr. Downey was Vice President of Finance with Shugart Corporation, a manufacturer of disk drives. Mr. Downey also serves as a Director and a member of the Audit, Nominating and Compensation committees of Vertical Communications, Inc. (previously known as Artisoft Inc.), a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000 and as its Chairman from October 1998 to February 2004. Mr. Downey served as a Director and a member of the Audit and Compensation committees of First Consulting Group, Inc., a consulting and integration management company for the health care and pharmaceutical industries until it was acquired by Computer Sciences Corporation in February 2008 and as a Director and member of the Audit and Compensation committees of Adeza Biomedical Corporation, a designer, developer and manufacturer, and marketer of women’s healthcare products until it was acquired by Cytec Corporation in May 2007.

Mr. Downey’s financial expertise, exemplified by his background and experience in a number of companies as a senior financial officer, and his broad experience with technology companies make him a valuable asset to the Board and to serve as a qualified financial expert and Chairman of the Audit Committee. In addition, Mr. Downey provides leadership and governance experience through his current and prior service on the boards of various other public companies, including service on the Audit and Compensation committees of such companies.

Mr. Edwards has served as a director of Emulex since May 2000 and is Chairman of the Compensation Committee of the Board. From February 2005 to November 2007 he served as the Executive Chairman of the Board of Powerwave Technologies, Inc. (“Powerwave Technologies”), a designer, manufacturer and supplier of advance coverage and capacity solutions for the wireless communications industry, and from February 1996 until February 2005, Mr. Edwards served as Chief Executive Officer and as a Director of Powerwave Technologies. Mr. Edwards also served as the President of Powerwave Technologies from February 1996 to May 2004. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994. Mr. Edwards also serves as a Director and member of the Compensation Committee of Semtech Corporation, a supplier of analog and mixed-signal semiconductor products and also served as a Director, Chairman of the Audit Committee and member of the Nominating and Governance Committee of SouthWest Water Company, an owner and operator of water and wastewater utilities and related services from August 2009 until SouthWest Water Company was acquired in September 2010.

Mr. Edwards has leadership experience through his past experience as the chairman and chief executive officer of a publicly traded global technology company. His management and operational expertise is accompanied by his experience with the design and manufacturing of technology products and skills relating to financial statement and accounting matters.

Mr. Folino was appointed as the Executive Chairman of Emulex in September 2006. Prior to such time, Mr. Folino served as a Director and as Chief Executive Officer of Emulex since May 1993 and served as its President from May 1993 until July 2002. In July 2011, Mr. Folino announced that he would end his services as Executive Chairman on November 29, 2011 in accordance with a transition plan adopted by Emulex and Mr. Folino, but would remain available for service as Chairman of the Board. In July 2002, he was appointed as Chairman of the Board. From January 1991 to May 1993, Mr. Folino was President and Chief Operating Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products. Mr. Folino is also a Director and member of the Compensation Committee of Microsemi Corporation, a designer, manufacturer and marketer of high-performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors and is a Director and member of the Compensation Committee and Acquisition Committee of

CoreLogic, Inc., a leading provider of consumer, financial and property information, analytics and services to business and government. Mr. Folino also serves as a member of the Board of Directors of a private company.

Mr. Folino served as Chief Executive Officer of Emulex for over 13 years and has served as Chairman for over nine years. Through these positions, Mr. Folino brings to the Board of Directors recognized executive leadership and vision, as well as knowledge of Emulex’s business, strategy and financial position. In addition, he brings with him a global network of customer and industry contacts.

Mr. Goon has served as a Director of Emulex since its inception in 1979. He also serves as the Chairman of the Nominating/Corporate Governance Committee and as a member of the Audit Committee. He was engaged in the practice of law for over 40 years, specializing in complex corporate and securities transactions. He has been a sole practitioner since October 1999.

Having served on the Board for over 30 years, Mr. Goon provides the Board with insight into Emulex’s history and important issues that Emulex faces. During his tenure, Mr. Goon has directly participated in almost every significant legal issue and many of the major business transactions entered into by Emulex. In addition, as a practicing attorney for over 40 years, Mr. Goon brings strong legal and corporate governance knowledge and skills to the Board. The Board believes that Mr. Goon’s background and long history with Emulex make him a valuable asset to the Board and Emulex.

Mr. Lyle has served as a Director of Emulex since February 1994. Since 1983 he has served as an independent consultant to various computer and venture capital companies and as a principal of Technology Management Company, a management consulting firm specializing in high technology companies. Mr. Lyle also serves as a member of the Board of Directors of several private companies.

Mr. Lyle’s strong technical expertise, executive and technical managerial positions and his service on numerous boards provide strategic and corporate governance experience to the Board. As an independent consultant to various computer and venture capital companies, Mr. Lyle has evaluated and invested in numerous companies and provides valuable insight on potential acquisition opportunities and other operational matters.

Mr. McCluney joined Emulex in November 2003 as President and Chief Operating Officer. In September 2006, he was named a Director of Emulex and as Emulex’s President and Chief Executive Officer. In August 2010, Mr. McCluney relinquished his President title but retained his Chief Executive Officer title. Prior to Emulex’s acquisition of Vixel Corporation (“Vixel”) in November 2003, Mr. McCluney had served as Vixel’s President, Chief Executive Officer and Director from April 1999, and as Chairman of the Board from January 2000. From October 1997 to January 1999, Mr. McCluney served as President of Crag Technologies, formerly Ridge Technologies, a storage system manufacturer. From October 1994 to September 1997, Mr. McCluney served in various positions at Apple Computer, Inc., including Senior Vice President of Worldwide Operations and Vice President of European Operations.

As Chief Executive Officer of Emulex, Mr. McCluney not only provides intimate knowledge of Emulex’s operations that are a vital component of Board discussions, but he also leads the formulation of the long term strategies of Emulex which are reviewed and discussed by the Board of Directors. In addition, Mr. McCluney’s extensive experience in the technology industry and broad based customer and partner contacts provide the Board with insight into important issues that Emulex faces.

Mr. Nazari was named a Director of Emulex in June 2011. Since January 2011, Mr. Nazari has been Executive Chairman of Vigilo Networks, Inc., an early-stage health care technology company. From 2009 to 2010, Mr. Nazari served as Chief Executive Officer and President of Teranetics, Inc., a leader in 10GBASE-T Ethernet Phy chips. Since 2003, Mr. Nazari has served as President of Pacific General Ventures, a venture capital company that invests in semiconductor and software companies. From 1997 to 2003, Mr. Nazari served as Vice President for Signal Processing Technology of Marvell Technology Group Ltd. (“Marvell”). Prior to Marvell, Mr. Nazari served as Chief Technologist at GEC Plessey Semiconductor.

Mr. Nazari’s technical engineering expertise and history of developing new market segments provide valuable insight to the Board as Emulex continues to identify and expand into new market segments.

Mr. Nazari holds a PhD in Electrical Engineering from the University of Colorado, Boulder and is the holder of eight patents.

Mr. Yoost was named as a Director of Emulex in August 2005. Prior to his retirement in August 2005, Mr. Yoost was a Partner of PricewaterhouseCoopers, a global professional services firm providing industry-focused services in the fields of assurance, tax, human resources, transactions, performance improvement and crisis management. From October 2002 until his retirement, Mr. Yoost served as the Managing Partner of the Orange County, California office of PricewaterhouseCoopers, served on the Global Oversight Board of such firm from 2001 to 2005, and served as the leader of the Western Region’s Dispute Analysis & Investigation practice. From April 2006 to June 2007, Mr. Yoost served as a senior advisor to Misuzu Audit Corporation, a Japanese accounting and consulting firm and a member of the PricewaterhouseCoopers network. Mr. Yoost also serves as a member of the Board of Directors of Pacific Life Insurance Company, Union BanCal Corporation and Belden Inc.

Mr. Yoost’s financial expertise, exemplified by his qualifications as a Certified Public Accountant, his background and experience as a Partner of a multi-national accounting firm make him a valuable asset to the Board and to serve as a qualified financial expert and member of the Audit Committee.

There were 11 meetings of the Board of Directors of Emulex during fiscal 2011. Each of the directors of Emulex attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during the last fiscal year.

Compensation of Directors

Emulex provides its non-employee Directors with a total compensation program that recognizes the expertise of each Board member and aligns Director’s interests with those of stockholders. Accordingly, the compensation plan for Emulex’s Directors consists of cash retainers for Board, Committee and Chair responsibilities, as well as stock grants upon election to the Board and annually thereafter.

Directors’ Fees.  In fiscal 2011, directors who were not employees of Emulex received a quarterly retainer of $13,750, $1,500 per meeting attended in excess of twelve meetings during the fiscal year and reimbursement for travel expenses. In addition, the Chairman of the Nominating/Corporate Governance Committee received an additional quarterly retainer of $1,500, while committee members received an additional quarterly retainer of $1,000; the Chairman of the Compensation Committee received an additional quarterly retainer of $2,000, while committee members received an additional quarterly retainer of $1,000; and the Chairman of the Audit Committee received an additional quarterly retainer of $3,000, while committee members received an additional quarterly retainer of $2,000. Directors who are employees of Emulex receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for their out-of-pocket expenses in connection with attendance at Board and committee meetings.

Equity-Based Compensation.  On October 9, 1997, the Board of Directors of Emulex adopted Emulex’s 1997 Stock Option Plan for Non-Employee Directors (later renamed the 1997 Stock Award Plan for Non-Employee Directors)(the “Director Plan”) under which shares of Emulex’s common stock may be issued pursuant to the exercise of stock options, restricted stock awards or stock appreciation rights granted to directors who are not employees of Emulex or any of its subsidiaries.

Each director of Emulex is eligible to receive awards under the Director Plan only if such director is not then an employee of Emulex or any of its subsidiaries (“Plan Eligible Director”). Only Plan Eligible Directors may receive awards under the Director Plan. There are currently seven Plan Eligible Directors — Messrs. Cox, Downey, Edwards, Goon, Lyle, Nezari and Yoost.

The Director Plan provides that an option to purchase 60,000 shares of common stock of Emulex is to be granted automatically to each Plan Eligible Director upon the date on which such director first becomes a Plan Eligible Director. In addition, the Director Plan provides that on each yearly anniversary of the date of grant of the initial option to each Plan Eligible Director, each Plan Eligible Director is to automatically be granted an additional option to purchase 20,000 shares of common stock. No option granted under the Director Plan shall be exercisable after the expiration of the earlier of (i) ten years following the date the option is granted or (ii) one year following the date the optionee ceases to be a director of Emulex for any reason. The initial option granted to a director under the Director Plan is exercisable as to one-third of the shares on each anniversary of the date the option is granted if the director to whom the option is granted is still a director of Emulex on such anniversary. The subsequent options to purchase 20,000 shares are exercisable as to one-half of the shares on the six month anniversary of the date the option is granted and shall be exercisable for an additional one quarter of the shares on the nine month and one year anniversary of the grant date, respectively.

The Board or a designated committee of the Board may grant additional compensation under the Director Plan to Plan Eligible Directors in the form of restricted stock awards or stock appreciation rights which compensation may be in addition to or in lieu of the formula-based option grants

Beginning with fiscal 2007, in lieu of the 20,000 annual stock option grant, each eligible director received a restricted stock grant of 7,000 shares. Beginning with fiscal 2011, the Board approved certain changes to its equity-based compensation for eligible directors as follows:

•	On December 2 of each year, in lieu of an annual restricted stock grant of 7,000 shares, each Plan Eligible Director shall receive an annual grant of restricted stock equal to $125,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of grant.

•	In lieu of an initial stock option award of 60,000 shares, each newly appointed or elected Plan Eligible Director shall receive an initial grant of shares of restricted stock equal to $200,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of the award.

•	Each newly appointed or elected Plan Eligible Director shall receive a reduced pro-rata annual grant of restricted stock on December 2 in the first year if the December 2 annual grant is less than one year from the date the newly appointed or elected director received his or her initial grant.

The restricted stock grants are made in the form of restricted stock awards which automatically entitle their holders to one share of common stock per restricted stock award upon vesting. These restricted stock awards shall vest as to one half of the shares on the date of grant and one half of the shares six months after the date of grant.

The following table sets forth information concerning the compensation of Emulex’s non-employee directors during fiscal 2011.

					Changes in
					Pension Value
					and Non-
	Fees				qualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
	Cash	($)	($)	Compensation	Earnings	Compensation	Total
Name(1)	($)	(2)(3)	(2)(4)	($)	($)	($)	($)

Fred B. Cox	55,000	125,005	—	N/A	N/A	—	180,005
Michael P. Downey	71,000	125,005	—	N/A	N/A	—	196,005
Bruce C. Edwards	67,000	125,005	—	N/A	N/A	—	192,005
Robert H. Goon	69,000	125,005	—	N/A	N/A	—	194,005
Don M. Lyle	63,000	125,005	—	N/A	N/A	—	188,005
Nersi Nazari	—	200,004	—	N/A	N/A	—	200,004
Dean A. Yoost	67,000	141,691	—	N/A	N/A	—	208,691

(1)	Directors who are also our employees do not receive any additional compensation for serving on our Board of Directors. The compensation of Paul F. Folino and James M. McCluney is reflected in the Summary Compensation Table.

(2)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2011. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic No. 718,

Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to stock option and award grants, refer to note 12 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended July 3, 2011, as filed with the SEC. These amounts reflect our accounting value for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the director.

(3)	The aggregate number of unvested restricted stock awards at the end of fiscal 2011 are: Mr. Cox — 0 shares; Mr. Downey — 0 shares; Mr. Edwards — 0 shares; Mr. Goon — 0 shares; Mr. Lyle — 0 shares; Mr. Nazari — 11,494 shares and Mr. Yoost — 0 shares.

(4)	The aggregate number of stock options outstanding at the end of fiscal 2011 are: Mr. Cox — 50,000 shares; Mr. Downey — 50,000 shares; Mr. Edwards — 70,000 shares; Mr. Goon — 70,000 shares; Mr. Lyle — 70,000 shares; Mr. Nazari — 0 shares and Mr. Yoost — 80,000 shares. No stock options were granted to directors in fiscal 2011 or 2010.

For fiscal 2012, the Board approved certain changes to the compensation of its non-employee directors. Specifically, in fiscal 2012 and beyond:

•	In addition to directors’ fees of $13,750 per quarter, the Chairman of the Board, if not an employee of Emulex, will receive an additional quarterly retainer of $13,750

•	In addition to any other equity-based compensation payable to non-employee directors, on December 2 of each year, the Chairman of the Board of Directors, if not an employee of the Company, will receive an additional annual restricted stock award having an aggregate market value on the date of grant equal to $125,000. The additional annual restricted stock award shall vest as to one half of the shares twelve months after the date of grant, and one half of the shares eighteen months after the date of grant.

The Board approved these changes based on the recommendation of the Compensation Committee.

Board Committees

Compensation Committee.  The Board has established a Compensation Committee currently consisting of two members, neither of whom is an employee of Emulex. The Compensation Committee reviews the performance of our executive officers and the executive officers of our subsidiaries and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and equity grants under our equity compensation plans, including the Equity Incentive Plan. See “Report of the Compensation Committee of the Board of Directors.” A copy of the charter of the Compensation Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Compensation Committee.” A copy of the charter of the Compensation Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Compensation Committee held four meetings during our last fiscal year. Please note that none of the information contained on our websites is incorporated by reference into this proxy statement, and the website addresses are included as inactive textual references only.

Compensation Committee Interlocks and Insider Participation.  In fiscal 2011, Bruce C. Edwards and Don M. Lyle served as members of Emulex’s Compensation Committee. Neither Mr. Edwards nor Mr. Lyle are now, nor were at any time during Emulex’s last completed fiscal year, an officer or employee of Emulex. During fiscal 2011, none of Emulex’s executive officers served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either Emulex’s Compensation Committee or its Board of Directors.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee was formed in August 2002 and currently consists of five directors, none of whom is an employee of Emulex. The nominees for election as directors at the Annual Meeting were recommended by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee reviews and approves nominees for service on the Board, considers any nominees recommended by stockholders, and adopts and reviews corporate governance policies and procedures. All members of the Nominating/Corporate Governance Committee are independent within the meaning of the New York Stock Exchange listing standards. A copy of the charter of the Nominating/Corporate Governance Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Nominating/Corporate Governance Committee.” A copy of charter of the Nominating/Corporate Governance Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Nominating/Corporate Governance Committee held four meetings during the last fiscal year of Emulex.

Audit Committee.  The Audit Committee currently consists of three directors and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Emulex. See “Report of the Audit Committee of the Board of Directors” below. A copy of the charter of the Audit Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Audit Committee.” A copy of charter of the Audit Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Audit Committee held 12 meetings during the last fiscal year of Emulex.

Each member of the Audit Committee is an “independent director” (as defined in the Corporate Governance Standards of the New York Stock Exchange). Each member also meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee is financially literate under the requirements of the New York Stock Exchange and that both Messrs. Downey and Yoost are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The designation of members of our Audit Committee as “audit committee financial experts” does not impose on those members any duties, obligations, or liabilities that are greater than are generally imposed on them as members of the Audit Committee and Board of Directors, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board of Directors.

In addition to his service as a director and member of the Audit Committee of Emulex, Mr. Downey serves as a director and a member of the audit committee and certain other committees of Vertical Communications, Inc. (previously known as Artisoft Inc.). Mr. Downey also served as a director and a member of the audit and compensation committees of First Consulting Group, Inc. until February 2008. Pursuant to the New York Stock Exchange Listed Company Manual, Section 303A.07, the Board of Directors has determined that Mr. Downey’s simultaneous service on the Audit Committees of Emulex and Vertical Communications would not impair the ability of Mr. Downey to effectively serve on Emulex’s Audit Committee.

Corporate Governance

Corporate Governance Guidelines.  The Board has adopted Corporate Governance Guidelines to reflect the principles by which Emulex operates. These Guidelines are available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626.

Director Independence.  It is the objective of the Board that all non-employee directors meet the criteria for independence required by the New York Stock Exchange absent unusual and compelling circumstances. Only those directors who the Board affirmatively determines have no material relationship with Emulex (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Emulex) and who meet the additional qualifications prescribed under the New York Stock Exchange rules will be considered independent. In addition, our Corporate Governance Guidelines require that members of the Audit Committee also satisfy the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002.

In determining independence, each year the Board affirmatively determines whether directors have any “material relationship” with Emulex. When assessing the “materiality” of a director’s relationship with

Emulex, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. No director who is a former employee of Emulex can be “independent” until five years after the employment has ended. In addition, no director who is, or in the last five years has been, affiliated with or employed by a present or former independent registered public accounting firm of Emulex or an affiliate can be “independent” until five years after the end of either the affiliation or the auditing relationship. In addition, no director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of Emulex serves on the compensation committee of another company that employs that director. Directors with immediate family members in the categories described above are subject to the five year “cooling off” periods described above for purposes of determining whether the director is “independent.”

Under Emulex’s Corporate Governance Guidelines, the Board reviews in advance any substantial charitable contribution made by Emulex to organizations to which any director is affiliated, and any consulting contract with (or the provision of other indirect form of compensation to) any director.

Consistent with these considerations, after review of all relevant transactions, business and charitable relationships between each director, or any of his family members, and Emulex, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all directors are independent directors within the meaning of the New York Stock Exchange listing standards and its Corporate Governance Guidelines, except for Paul F. Folino, the Executive Chairman of Emulex, and James M. McCluney, the Chief Executive Officer of Emulex.

Related Party Transactions.  Emulex is not currently a party to, and during fiscal 2011 was not a party to, any “related-person transactions” which are transactions between Emulex and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For such purposes, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Emulex’s common stock and their immediate family members. To the extent that any “related-person transaction” is proposed, it is Emulex’s policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to Emulex, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. Emulex does not currently have a written policy with respect to consideration of related person transactions although certain aspects of such types of transactions are the subject of Emulex’s Corporate Governance Guidelines and its Business Ethics and Confidentiality Guidelines.

Meetings of Independent Directors.  As required under the rules of the New York Stock Exchange, Emulex’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Mr. Goon generally presides over these executive sessions.

At certain points during the more than 20 years in which Emulex has been a public company, Emulex has chosen to combine the positions of Chairman of the Board and Chief Executive Officer. However, upon the appointment of Mr. McCluney to the positions of President and Chief Executive Officer in September 2006, the board re-evaluated its leadership structure. Beginning in September 2006 with the appointment of Mr. McCluney as Emulex’s new President and Chief Executive Officer, the Board determined that it would be preferable to separate the roles of Chairman of the Board and Chief Executive Officer, with Mr. Folino continuing in the role of Executive Chairman and Mr. McCluney serving as President and Chief Executive Officer until August 25, 2010 when he relinquished his President title while retaining his Chief Executive Officer title. In accordance with a transition plan adopted by Emulex and Mr. Folino, Mr. Folino will no longer serve as Executive Chairman of Emulex following the Annual Meeting but will remain available for service on Emulex’s Board of Directors as Chairman of the Board.

Emulex believes this Board leadership structure is best for Emulex and its stockholders as it ensures that the Chief Executive Officer’s primary focus and responsibility will be running the company while the Chairman can focus his energy on strategic planning and advising the Chief Executive Officer. As directors continue to have more oversight responsibilities than ever before, Emulex believes it is beneficial to have a separate chairman whose sole job is leading the Board. In making its decision to separate the positions of Chief Executive Officer and Chairman, the Board considered the time that Mr. McCluney will be required to devote to the Chief Executive Officer position in the current economic environment.

Business Ethics and Confidentiality Policy.  All of our directors and employees, including our Chief Executive Officer and Chief Financial Officer (our principal accounting officer), are required to abide by our Business Ethics and Confidentiality Policy to ensure that our business is conducted in a legal and ethical manner and that our proprietary trade secrets are protected. The Business Ethics and Confidentiality Policy is available in the “Investors” section of our website at www.emulex.com under the heading “Investors — Corporate Governance — Business Ethics and Confidentiality Policy.” The Business Ethics and Confidentiality Policy is also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Emulex has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Board Involvement in Risk Oversight.  Our management is principally responsible for defining the various risks facing Emulex, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis and management regularly reports to the Board on its assessment of significant new and emerging risks. The Board’s responsibility is to monitor our risk management processes by assessing our material risks and evaluating whether management has reasonable controls in place to mitigate the material risks. The Board is not principally responsible, however, for defining or managing our various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management. This factor is considered by the Board and the Nominating and Governance Committee when determining which directors serve on the Audit Committee. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2011. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing Emulex, including operational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an efficient approach for addressing risk management.

Stockholder Communications with Directors.  The Board has approved a policy by which stockholders and other interested parties may communicate directly with the Board or the non-employee directors. All communications should be in writing and indicate in the address whether it is intended for the entire Board, the non-employee directors as a group, or an individual director. Any such communications should be directed to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Each communication intended for the Board or non-employee directors received by the Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board in effect from time to time concerning the treatment of inappropriate communications.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors with respect to Emulex’s audited financial statements for the fiscal year ended July 3, 2011 which are included in Emulex’s Annual Report on Form 10-K for such year. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of Emulex’s filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings, except to the extent that Emulex specifically incorporates it by reference in such filing.

Emulex’s management has primary responsibility for its internal controls and for the preparation of financial statements. Emulex’s independent registered public accounting firm is responsible for conducting an independent audit of Emulex’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for monitoring the integrity of Emulex’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, monitoring the independence and performance of Emulex’s independent registered public accounting firm, and providing an avenue of communication among the independent registered public accounting firm, management and the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of Emulex’s independent registered public accounting firm. The Audit Committee has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

During the most recent fiscal year, the Audit Committee:

•	reviewed and discussed the audited financial statements and interim financial statements with Emulex’s management and KPMG LLP, Emulex’s independent registered public accounting firm;

•	reviewed and discussed the results of the audit of internal control over financial reporting with Emulex’s management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG LLP its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Emulex’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee on the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all auditing services and permitted non-audit services (including the fees and terms thereof) performed for Emulex during fiscal 2010 and fiscal 2011 subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which were approved by the Audit Committee prior to the completion of the applicable audit. The Audit Committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided.

Submitted by the Audit Committee of the Board
of Directors,

MICHAEL P. DOWNEY, Chairman
ROBERT H. GOON
DEAN A. YOOST

PROPOSAL 2

RATIFICATION AND APPROVAL OF THE
AMENDED AND RESTATED EMULEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN

General

At the Annual Meeting, Emulex’s stockholders will be asked to consider a proposal to ratify and approve an amendment and restatement of Emulex Corporation’s Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan was approved by the stockholders at the 2000 Annual Meeting of Stockholders. At the 2002 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase in the number of shares authorized for issuance under the Purchase Plan by 750,000 shares to 950,000 shares and at the 2004 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase in the number of shares authorized for issuance under the Purchase Plan by an additional 1,000,000 shares to 1,950,000 shares. At the 2007 Annual Meeting of Stockholders, Emulex’s stockholders approved certain amendments to the Purchase Plan, including an increase in the maximum number of shares that an employee may purchase under the Purchase Plan in each six-month period and an increase in the maximum dollar amount that can be withheld from employees in each six-month period. At the 2008 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase the aggregate number of shares authorized under the Purchase Plan by 1,500,000 shares to 3,450,000 shares of common stock and an extension of the termination date of the plan from October 23, 2010 to October 23, 2015. At the 2010 Annual Meeting of Stockholders, Emulex’s stockholders approved an increase in the aggregate number of shares authorized under the Purchase Plan by 1,500,000 shares to 4,950,000 shares of common stock.

Amendment of the Purchase Plan

On October 13, 2011, the Board of Directors approved, subject to ratification and approval by the stockholders, an amendment and restatement of the Purchase Plan that would increase the aggregate number of shares authorized under the Purchase Plan by 1,500,000 shares to 6,450,000 shares of common stock and that would make other minor changes to the Purchase Plan to ensure that awards granted under the Purchase Plan to employees in foreign countries comply with applicable foreign law. If approved, the aggregate number of shares available for future award grants would be 2,956,623.

Reasons for Amendment of the Purchase Plan

The amendment of the Purchase Plan was adopted and is recommended for approval by Emulex’s stockholders because the Board believes that enabling employees to purchase shares of common stock under the Purchase Plan will play an important role in Emulex’s efforts to both attract and retain employees of outstanding ability and to promote employee morale by offering them a chance to own an equity interest in Emulex. The Board elected to increase the number of shares authorized for issuance under the Purchase Plan in order to assure that Emulex has sufficient shares of common stock available for issuance under the Purchase Plan for the foreseeable future. In addition, the Board amended the Purchase Plan to allow employees of certain of our foreign subsidiaries to participate in the Plan and to ensure that Emulex is able to administer the Purchase Plan in a manner that complies with applicable foreign laws.

The Board believes that the failure to ratify and approve the amendment of the Purchase Plan by the stockholders will limit Emulex’s ability to offer the benefits available under the Purchase Plan to its employees, which would adversely impact Emulex’s future hiring and operating plans.

Description of the Purchase Plan

The following description of the Purchase Plan is qualified in all respects by reference to the amended Purchase Plan, the full text of which is attached as Appendix A.

Purpose.  The purposes of the Purchase Plan are to provide to eligible employees an incentive to join and remain in the service of Emulex and its subsidiaries, to promote employee morale and to encourage employee ownership of Emulex’s common stock by permitting them to purchase shares on favorable terms through payroll deductions. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”).

Eligibility.  Every employee of Emulex, including executive and other officers who are employees and all employees of any participating subsidiaries, who are treated as active employees in Emulex’s records, has completed 90 days of continuous employment with Emulex and customarily works at least 20 hours per week (or customarily works less than 20 hours per week if their participation is required by local law) is eligible to participate in offerings made under the Purchase Plan.

Employees of any present or future parent or subsidiary of Emulex may also participate in the Purchase Plan at the discretion of the Board of Directors. As of September 30, 2011, 933 of our employees were eligible for and participating in the Purchase Plan. Non-employee directors of Emulex are not eligible to participate in the Purchase Plan.

Under the Purchase Plan, no employee will be granted a right to purchase any common stock under the Purchase Plan (i) if immediately after such purchase the employee would own stock or hold outstanding options to purchase stock possessing in the aggregate 5% or more of the total combined voting power of all classes of stock of Emulex, or (ii) if the grant would permit the employee to purchase stock which, when aggregated with purchases under all other employee stock purchase plans of Emulex, would exceed $25,000 worth of common stock of Emulex (determined using the fair market value of such stock at the time such right is granted) for any six-month period (or $25,000 in a calendar year) in which the right is outstanding at any time. A maximum of 1,000 shares may be purchased by a participant in the Purchase Plan in any six-month period (2,000 shares in a calendar year), subject to certain adjustment provisions specified in the Purchase Plan.

Administration.  The Purchase Plan will be administered by a committee of the Board of Directors appointed to administer the Purchase Plan (the “Administrator”), and if no such committee is appointed, the Administrator of the Purchase Plan will be the Board of Directors. The Board of Directors has appointed the Compensation Committee, which is comprised of two non-employee directors who are not eligible to participate in the Purchase Plan, to be the Administrator of the Purchase Plan. Subject to the provisions of the Purchase Plan, the Administrator has full authority to implement, administer and make all determinations necessary under the Purchase Plan. The Purchase Plan is administered in a manner designed to ensure that any participant’s commencement or discontinuation of participation in the Purchase Plan or increase or decrease of payroll deductions will be effected in compliance with the exemptions from liability under Section 16(b) of the Securities Exchange Act of 1934 as set forth in Rule 16b-3 promulgated thereunder.

Participation.  An employee who has satisfied the eligibility requirements of the Purchase Plan may become a participant in the Purchase Plan upon his or her completion and delivery to Emulex of an enrollment form authorizing payroll deductions. Eligible employees who elect to participate in an offering will purchase shares of common stock through regular payroll deductions in an amount of 0% to 10% of their compensation, as designated by each employee. For this purpose, “compensation” includes salary, annual bonus/incentive, annual profit sharing, overtime, lead premium, commissions and shift differential, but expressly excludes other forms of compensation such as relocation, housing, car allowances, phone allowances, sign-on bonuses and referral bonuses. The limitation to 10% of compensation may be increased or decreased from time to time at the discretion of the Administrator, but in no event will the maximum amount be increased to an amount in excess of 15% of the employee’s compensation.

Emulex establishes and maintains a separate account for each participant. All payroll deductions that are credited to a participant’s account under the Purchase Plan do not accrue any interest or earnings (unless otherwise required by local law) and are deposited with the general funds of Emulex. All payroll deductions received or held by Emulex may be used by Emulex for any corporate purpose (unless otherwise required by local law).

Under the Purchase Plan, on November 1 and May 1 of each calendar year (each, a “Grant Date”), Emulex will grant to each eligible employee who has elected in writing to participate in the Purchase Plan a right to purchase, at the Purchase Price described below, that number of shares of common stock that can be purchased by Emulex at the Purchase Price with the amounts held in such employee’s payroll deduction account. The common stock will be purchased on October 31 of each calendar year, if the Grant Date is May 1, and April 30 of each calendar year, if the Grant Date is November 1 (the “Purchase Date”).

Purchase of Common Stock.  Shares of common stock will be purchased automatically on the Purchase Date at a price equal to the purchase price determined by the Plan Administrator at the Purchase Date. The purchase price may not be less than 85% of the fair market value of the shares on the Grant Date or 85% of the fair market value of the shares as of the Purchase Date, whichever is lower (the “Purchase Price”). The fair market value of the common stock under the Purchase Plan will be the closing sale price on the date of valuation on the New York Stock Exchange or the principal stock exchange on which Emulex’s common stock is then listed or admitted to trading. If no closing sale price is quoted or no sale takes place on such day, then the fair market value shall be the closing sale price of Emulex’s common stock on the next preceding day on which a sale occurred. The fair market value of Emulex’s common stock on April 29, 2011, the most recent Purchase Date under the plan, was $9.69 per share.

A participant may elect to have shares purchased under the Purchase Plan and issued directly to him or her. Unless the participant’s participation is terminated or the participant directs Emulex otherwise, shares will be purchased automatically on his or her behalf with all amounts held in his or her account on each Purchase Date at the Purchase Price. Any surplus cash remaining in the participant’s account on the Purchase Date after shares are purchased will be refunded to the participant, without interest.

Changes in Election and Withdrawal; Termination of Employment.  A participant may terminate his or her participation in the Purchase Plan by signing and delivering to Emulex a notice of withdrawal. Such withdrawal may be elected at any time before the end of the applicable offering period. As soon as practicable after such withdrawal, the payroll deductions credited to the participant’s account will be returned to the participant, without interest. The Administrator also may designate a special election adjustment period during which participants may make a one-time election to decrease the amount of the periodic payroll deduction. A participant’s rights in the Purchase Plan are nontransferable other than by will and the laws of descent and distribution.

Termination of a participant’s employment for any reason, including retirement, disability or discharge, immediately cancels his or her participation in the Purchase Plan. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the participant’s beneficiary, without interest. However, upon termination of employment because of death, the participant’s beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant’s account would purchase at the date of death. For purposes of determining the right to exercise on the Purchase Date, a participant’s employment will not be considered to terminate by reason of death or leave of absence taken in accordance with Emulex’s leave of absence policy, provided the leave of absence does not exceed three months or, if longer, during any period that a participant’s reemployment rights are guaranteed by law or by contract.

Adjustment Upon Changes in Capitalization; Merger, Consolidation or Reorganization.  A proportionate adjustment shall be made by the Administrator in the number, Purchase Price, and kind of shares if the shares of Emulex’s common stock are increased, decreased, or exchanged for different securities, through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividends or similar capital adjustment.

Amendment and Termination of the Purchase Plan.  Unless previously terminated, the Purchase Plan will terminate on October 23, 2015, or when all shares authorized for sale thereunder have been sold, whichever is earlier. The Board of Directors at any time may amend or terminate the Purchase Plan with respect to rights to purchase common stock under the Purchase Plan that have not already been granted. No amendment may be made to the Purchase Plan without prior approval of the stockholders of Emulex if such amendment would increase the number of shares reserved under the Purchase Plan, materially modify the eligibility requirements of the Purchase Plan, materially increase the benefits that may accrue to participants under the Purchase Plan, extend the term of the Purchase Plan, alter the option price formula or cause the Purchase Plan to fail to meet the requirements to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Amended Purchase Plan Benefits

Because participation in the Purchase Plan is voluntary and participation levels of each participant may be changed during each offering period, Emulex cannot now determine the number of shares of its common stock to be purchased by any of Emulex’s current executive officers, by all of Emulex’s current executive officers as a group or by Emulex’s non-executive employees as a group.

Amended Plan Benefits
Emulex Corporation Employee Stock Purchase Plan

The following table summarizes shares purchased under the Purchase Plan during the Purchase Plan year ended April 30, 2011 by the following individuals and groups (i) the executive officers named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all other employees under the Purchase Plan:

Shares Acquired in
	Purchase Plan Year	Weighted Average
	Ended	Purchase Price
Name and Position	April 30, 2011	per Share

James M. McCluney	—	—
Chief Executive Officer
Michael J. Rockenbach	—	—
Executive Vice President and Chief Financial Officer
Paul F. Folino	—	—
Executive Chairman
Jeffrey W. Benck	—	—
President and Chief Operating Officer
Jeffery L. Hoogenboom	2,000	$8.96
Senior Vice President, Worldwide Sales
All current executive officers as a group (7 people)	4,000	$8.96
All current directors who are not executive officers as a group (7 people)	—	—
All other employees (including all current officers who are not executive officers) as a group	717,462	$8.85

Summary of Federal Income Tax Consequences of the Purchase Plan

The following is a brief description of the federal income tax consequences of participation in the Purchase Plan. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. State and local income taxes, which may vary from locality to locality, are not discussed.

No taxable income is recognized by a participant either at the time of election to participate in an offering under the Purchase Plan or at the time any shares of its common stock are purchased thereunder.

If shares are disposed of at least two years after the Grant Date and at least one year after the Purchase Date or in the event of a participant’s death (whenever occurring) while owning such shares, then any excess of the fair market value of the shares at the Grant Date over the Purchase Price of the shares will be treated as ordinary income to the participant. Any further gain upon such disposition will be taxed as long-term capital gain at the rates then in effect. If the shares are sold and the sale price is less than the Purchase Price, there is no ordinary income and the participant will have a capital loss equal to the difference between the sale price and the Purchase Price. The ability of a participant to utilize such a capital loss will depend on the participant’s other tax attributes and the statutory limitations on capital loss deductions (not discussed herein).

If the shares are sold or disposed of (including any disposition by way of gift) within two-years after the Grant Date or within one year after the Purchase Date, then the excess of the fair market value of the shares on the Purchase Date over the Purchase Price will be treated as ordinary income to the participant. This excess will constitute ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain will be taxed as capital gain at the rates then in effect. If the shares are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income will be attributed to the participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on such Purchase Date. As indicated above, the ability of the participant to utilize such a capital loss will depend upon the participant’s other tax attributes and the statutory limitation on capital losses (not discussed herein).

Emulex is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding periods described above.

Vote Required for Approval of the Amendment of the Purchase Plan

Approval of this proposal to ratify and approve the amendment of the Purchase Plan requires the affirmative vote of the holders of a majority of the shares of common stock of Emulex present, or represented, and entitled to vote on the proposal at the Annual Meeting.

The Board of Directors recommends a vote “FOR” ratification and approval of the amended and restated Employee Stock Purchase Plan, including an increase the number of shares authorized for issuance under the Purchase Plan by 1,500,000 shares.

PROPOSAL 3

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Emulex is asking stockholders to approve an advisory resolution on our executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

How Our Executive Compensation Program
Objective	Achieves This Objective

Align Company and Stockholder Interests
•   Providing a majority of total direct compensation paid to our Named Executive Officers in the form of equity awards for which the ultimate economic value to the officers depends on future performance of our stock.

• Establishing stock ownership requirements for our directors and executive officers.
Pay for Performance	• Tying cash incentive payments to achievement of specific revenue and operating income goals.
• Awarding performance based shares that are tied directly to total stockholder return and/or financial operating metrics that are calibrated to our industry peers.
Recruit, Retain and Motivate Exceptional Talent	• Targeting total target direct compensation at the 50th percentile among companies with which we compete for executive talent.
• Providing meaningful opportunities for increased compensation that are tied to individual and company achievement aligned with stockholder values
• Competing effectively for the highest quality people who will determine our long-term success.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 41 through 47, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Emulex Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board of Directors recommends a vote “FOR” ratification and approval of the advisory resolution on executive compensation.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 above should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s Annual Meeting of Stockholders. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including our practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends stockholders vote to conduct future advisory votes on executive compensation every year.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP serves Emulex as its independent registered public accounting firm at the direction of the Board of Directors of Emulex. One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for Emulex for fiscal year 2012. This matter is not required to be submitted for stockholder approval, but, as a matter of corporate governance, the Board of Directors has elected to seek ratification of its selection of the independent registered public accounting firm by the affirmative vote of a majority of the shares represented and voting on the proposal at the Annual Meeting. In the event that this selection of auditors is not ratified by the requisite vote of stockholders, the Audit Committee will review Emulex’s future selection of auditors.

Notwithstanding the ratification by stockholders of the appointment of KPMG LLP, the Board of Directors may, if the circumstances dictate, appoint other auditors.

Fees Incurred by Emulex for KPMG LLP During Fiscal 2010 and 2011

The table below provides a summary of the aggregate fees for professional services rendered to Emulex by KPMG LLP for the fiscal years ended June 27, 2010 and July 3, 2011. These fees are described in more detail below.

	Fiscal 2010	Fiscal 2011

Audit Fees	$1,461,446	$1,891,014
Audit-Related Fees	13,738	—
Tax Fees	98,071	445,469
All Other Fees	1,650	3,245

Total	$1,574,905	$2,339,728

Audit Fees.  Audit fees for the fiscal years ended June 27, 2010 and July 3, 2011 were for professional services rendered for the audits of Emulex’s annual consolidated financial statements and internal control over financial reporting and for the reviews of the consolidated financial statements included in Emulex’s quarterly reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees for the fiscal years ended June 27, 2010 and July 3, 2011 were for audit and related services that are reasonably related to the performance of the audit or review of Emulex’s financial statements, including services related to the acquisition activity of Emulex during the fiscal years presented.

Tax Fees.  Tax fees for the fiscal years ended June 27, 2010 and July 3, 2011 were for the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and planning services.

All Other Fees.  Other fees were for a subscription to KPMG LLP’s accounting research tool during the fiscal years ended June 27, 2010 and July 3, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview of Executive Compensation Policies and Practices

In fiscal 2011, we experienced a number of positive developments relating to our business including the following:

•	an increase in net revenues by approximately 13% over fiscal 2010, placing us at the 67th% percentile relative to the performance of our peer group;

•	a three-fold increase in revenues related to our 10G business over fiscal 2010;

•	the securing of significant next generation design wins for our 10GbE and 16G Fibre Channel (“FC”) products, displacing key competitors in many instances;

•	an increase of our overall FC Market share by two percent; and

•	an expansion of our overall number one position in converged networking.

In addition, during fiscal 2011, we continued to make significant investments in new products, many of which take several years of investment in development before they start to contribute to our the revenue and income. As a result of these investments, we are well positioned and on target with our corporate long term strategy which we believe will contribute significant value to our stockholders in the coming years.

Our fiscal year 2011 compensation decisions are reflective of our performance as well as our commitment to aligning executive compensation with our stockholder’s interests. Key highlights of our fiscal year 2011 compensation decisions include the following:

•	Competitive Pay Position — Our target competitive position for total cash compensation is at the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group. Our target total direct compensation is also at the 50th percentile of our compensation peer group.

•	Cash Incentives — Our executive incentive plan is designed to focus our leadership team on the achievement of both company-wide and individual accomplishments that contribute to the creation of stockholder value. In fiscal 2011, we continued the use of revenue and operating income as the metrics for our cash incentive plan. At the beginning of our fiscal year, these target metrics were established for the first half of the fiscal year and at the beginning of the second half of our fiscal year, these targets were established for the second half of the fiscal year.

•	Equity Awards — Long-term equity incentives comprise a significant portion of the compensation we pay to our Named Executive Officers and the value of these equity awards is directly linked to the performance of our stock. Beginning in fiscal 2011, the Compensation Committee elected to tie a portion of the equity awards granted to certain of our executive officers directly to the achievement of identifiable financial targets. Specifically, a total of 10% of the equity-based awards eligible to be granted to our Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer were designated as “performance-based shares.” These performance-based shares were awarded to these executive officers based on the percentage of Emulex’s revenue growth for fiscal 2011 over fiscal 2010 as compared to the percentage of revenue growth in fiscal 2011 of our peer companies over the same period.

•	Aligning Pay for Performance — Our pay for performance programs include both short and long-term incentives. In fiscal 2011, performance based compensation specifically tied to the achievement of certain performance metrics accounted for, on average, approximately 21% of the total direct compensation for our Named Executive Officers. In addition, on average, approximately 57% of total direct compensation paid to our Named Executive Officers in fiscal 2011 consisted of equity awards for which the ultimate economic value to the officers depends on future performance of our stock. The following graph illustrates the performance-based compensation elements for each Named Executive Officers as percentage of total direct compensation.

Name Executive Officers Pay Mix

•	Ownership Guidelines — The Compensation Committee believes in linking the interests of management and stockholders and as a result, effective December 24, 2010, the Board set stock ownership guidelines for our executive officers that specify a value, in shares, the executive officers must accumulate and hold within five years after they have taken their appointment or promotion as an executive officer, or December 24, 2010, the initial adoption of this guideline. The guidelines provide that the value of the shares (common stock, restricted stock, restricted stock units) equal the officer’s annualized base salary.

Changes for Fiscal 2012

For fiscal 2012, we expanded those elements of our compensation programs that tie compensation directly to company performance and increases in value to our stockholders. We believe that the investments we have made in new products over the past few years will significantly contribute to our revenue and income and to providing value to our stockholders beginning in fiscal 2012. As a result, in designing our compensation policies for fiscal 2012 and beyond, we tried to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts in developing new products proved successful while, at the same time, deemphasizing those elements of compensation that are not directly related to our company’s performance. Along these lines, we have established base salary and other non-variable elements of compensation at the 50th percentile relative to our peer companies while at the same time providing our officers with an opportunity, through their incentive compensation, to receive increases in their total compensation based on our company’s performance relative to our peer group. This philosophy was reflected in our compensation decisions for fiscal 2012 as follows:

•	No Changes to Base Salary — We did not give merit increases in base salary for fiscal 2012 after considering a number of factors including continued challenges associated with the overall economic environment, our desire to maintain base salaries at the 50th percentile relative to our peer group and a desire to emphasize those elements of compensation that are directly related to our company’s performance and changes in stockholder value.

•	Limits on Cash Incentive Payments — We added a deceleration modifier on awards below 104% of target. Specifically, for any cash incentive payments payable as a result of our achieving 104% or less of our target goals, such awards are reduced by multiplying by a factor of .90 for our Chief Executive Officer and by multiplying by a factor of .95 for our other Named Executive Officers. In addition, we added a cap to the cash incentive plans that limits awards to 150% of target.

•	Increases in the Proportion of Equity Awards Tied Directly to Performance — We increased the portion of the equity awards granted to certain of our executive officers that are tied directly to achievement of specific financial targets. Specifically, a total of 30% of the equity-based awards eligible to be granted to our President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer and 50% for our Chief Executive Officer will be designated as “performance-based shares.” These performance-based shares are awarded to these executive officers based on the percentage of Emulex’s revenue and adjusted operating income growth for fiscal 2012 over fiscal 2011 compared to the percentage of revenue growth and adjusted operating income growth of certain designated peer companies over the same period. In the case of our Chief Executive Officer, awards of a portion of the performance-based shares is also tied to the percentage growth of our stock price as compared to the stock price of our designated peer companies. For fiscal 2012, the percentage of the targeted amount of performance-based shares to be granted to each of these executive officers will range from 150% of the targeted performance-based shares if our total revenues places us in the 75th percentile relative to our peer companies down to 0% of the targeted amount if our total revenues places us below the 25th percentile relative to our peer companies.

•	Elimination of Certain Personal Benefits — Effective July 4, 2011, our Named Executive Officers are no longer eligible for accrual of Paid Time Off. They will have the ability to take time off with pay at management’s discretion, subject to fulfilling performance expectations.

Compensation Philosophy

The purpose of this Compensation Discussion and Analysis is to provide key information and details on how we pay our executive officers. In this discussion, we will focus on the executive compensation programs for our Chief Executive Officer and the other Named Executive Officers included in the Summary Compensation Table beginning on page 41 of this proxy. As a group, these executive officers are referred to as our “Named Executive Officers”. Our Named Executive Officers for fiscal year 2011 are:

James McCluney — Chief Executive Officer,
Michael Rockenbach — Executive Vice President and Chief Financial Officer,
Paul Folino — Executive Chairman,
Jeffrey Benck — President and Chief Operating Officer, and
Jeffery Hoogenboom — Senior Vice President, Worldwide Sales.

Compensation is an important tool that we use to help recruit, retain and motivate our executive team who are entrusted to achieve our corporate success. The Compensation Committee and our management team emphasize performance-based compensation and seek to reward our executives for the achievement of short and long-term corporate goals which are intended to enhance stockholder value. In designing our compensation programs, our key priorities are to:

•	align company and stockholder interests;

•	pay for performance; and

•	recruit, retain and motivate exceptional talent.

We target total compensation for Named Executive Officers, including salary and short and long term incentive targets, at the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group. Actual pay levels are determined based primarily on corporate performance. However, individual achievement factors such as leadership for functional team, exceptional business acumen, mastery of key leadership competencies and demonstration of our core values are also considerations in compensation decisions. Our Compensation Committee reviews both the performance and compensation of key employees quarterly throughout the year in order to ensure adherence to our compensation philosophy.

Compensation Practices

The Compensation Committee believes that the following principles and practices support our compensation philosophy:

•	the award of performance-based shares to our Chief Executive Officer is tied directly to operational business results and, for fiscal 2012, total stockholder return, rather than individual performance. There is no positive discretion allowed by management or the Board in calculating these awards;

•	the awards of performance-based shares to our President and Chief Operating Officer and Executive Vice President and Chief Financial Officer are tied directly to operational business results rather than individual performance. There is no positive discretion allowed by management or the Board in calculating such awards;

•	the ultimate award provided by our long term incentive plan is based purely on the performance of our stock;

•	our executives are required to maintain an investment in our stock, which helps align their economic interests with those of our stockholders;

•	beginning in fiscal 2012, our cash incentive program is capped, which limits any disproportionate increases in payouts in order to minimize excessive risk taking by our executive officers;

•	our performance metrics are counter-balanced so that achieving one metric at the cost of another does not result in a higher payout;

•	recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources employees and advisors, as well as input from our compensation consultant, in order to ensure diversity of thought and overall consensus;

•	we maintain the competitiveness of our compensation by comparing our compensation plans with those of our comparable companies and annually monitoring and evaluating our plans against executive compensation trends and survey data;

•	we have embraced an egalitarian philosophy related to perquisites and have worked over the past several years to eliminate benefits based on rank; and

•	we believe that our core values provide the foundation for our continued success and serve as a basis for selection, development and rewards for our executive officers.

Compensation Terms

Our comprehensive executive compensation program includes the following elements of compensation:

Base salary — refers to the annual fixed (non-variable) pay rate;

Cash incentive — refers to our Executive Incentive Plan (“EIP”), which is our annual short-term cash incentive plan and includes quarterly cash incentive payments;

Total cash compensation — refers to base salary plus cash incentive payments;

Equity awards — include restricted stock units (“RSU’s”) and stock options, both with time-based vesting, and performance-based shares which vest upon meeting the specified performance objectives and, if achieved, include time-based vesting with respect to the share award; and

Total direct compensation — refers to total cash compensation and equity awards

Elements of Compensation

Compensation Element	Objective	Key Features

Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Generally, base pay has been aligned with our target market position. Adjustments are considered annually based on individual performance, level of pay relative to the market and internal pay equity.
Cash Incentive Payments	To encourage and reward executive officers’ contributions toward individual goals and corporate-level financial and operational results	Annual incentive cash payments under the EIP are based on a formula that includes revenue and operating income performance relative to operational goals, as well as an individual performance adjustment.
Total cash compensation	To reflect fixed and short-term variable pay targeted to encourage performance and reflect market-based pay	Total cash compensation (base salary plus cash incentive) is evaluated against the 50th percentile of our compensation peer group’s total cash compensation for the executive team overall; the actual percentile will vary by individual and will be based on quarterly performance.
Equity Awards	To retain executive officers and align their interests with those of our stockholders	Targeted at a level that will provide total direct compensation (base salary, cash incentive payments and equity awards) approximating the 50th percentile of our compensation peer group’s total direct compensation. Includes different equity types, including stock options, restricted stock units and performance-based shares to balance multiple objectives.

Fiscal 2011 Compensation

In the first quarter of 2011, the Board of Directors approved, upon the recommendation of the Compensation Committee, the compensation parameters of our Named Executive Officers for fiscal 2011, including their base salaries, cash incentive targets and operational goals and annual equity awards. In addition, at the beginning of each subsequent fiscal quarter during fiscal 2011, the Compensation Committee reviewed and approved the short-term incentive plan calculation for awards and evaluated individual performance adjustments under the EIP.

Base Salary

The Compensation Committee considered the following factors in its recommendations to the Board of the appropriate base salaries for our Named Executive Officers:

•	the role of the executive officer with Emulex;

•	his or her level of responsibility;

•	individual performance for the prior year;

•	internal equity; and

•	base salaries paid to persons in similar positions at the peer companies for which we compete for talent.

In fiscal 2011, base salary comprised approximately 24%, on average, of total direct compensation for our Named Executive Officers. For fiscal 2011, the Compensation Committee elected not to provide our Named Executive Officers with any material increases in their base salaries over fiscal 2010. In making this determination, the Compensation Committee determined that maintaining base salaries relative to market movement was consistent with its analysis of current market trends and would assist us in aligning total cash compensation at approximately the 50th percentile relative to our peer companies. The following table shows the changes in base salaries paid to our Named Executive Officers in fiscal 2011 relative to fiscal 2011:

	Base Salary of	Base Salary of	Percentage
Executive	FY’11	FY’10	Increase

James M. McCluney	$585,750	$585,750	—
Michael J. Rockenbach	$379,293	$366,978	3%
Paul F. Folino	$607,806	$603,827	1%
Jeffrey W. Benck	$433,376	$413,621	5%
Jeffery L. Hoogenboom	$326,262	$301,511	8%
Average increase for Named Executive Officers:			3%

Cash Incentive Payments

We pay our Named Executive Officers cash incentive awards on a quarterly basis pursuant to our EIP. The plan provides an opportunity for our executive officers to receive cash compensation upon the achievement of specific quantified financial objectives. The plan also has a performance contribution factor that allows for a modification to the calculated award based on individual performance. For fiscal 2011, we continued to use net revenue and non-GAAP net operating income results as the objective performance measures for purposes of determining cash incentive payments under the EIP. Non-GAAP financial measures exclude certain expenses and reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our results of operations and the factors and trends affecting our business. The Compensation Committee used net revenue as an objective performance measure because it believes that this performance measure gives executives a definitive target that is within their ability to control. The Compensation Committee also used non-GAAP net operating income rather than actual net income under GAAP because it does not want to provide officers with a disincentive to make certain desirable strategic decisions that may adversely affect Emulex’s net income under GAAP in the short-term. Award formulas under the EIP are established at the beginning of each fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee. The Compensation Committee generally seeks to establish corporate performance goals that are achievable, but that are set at a level such that the achievement of the goals will take significant effort by the executive officers and is not assured.

We pay cash incentives under the EIP on a quarterly rather than an annual basis as we believe that a quarterly review of each Named Executive Officer’s performance against his or her specific objectives, combined with quarterly incentive payments based upon the successful achievement of the quarterly financial objectives, provides a timely and efficient tool to manage the overall effectiveness and achievement of our tactical and strategic objectives. For participants in the EIP, including the Named Executive Officers, the Compensation Committee establishes the performance targets and incentive payment percentages based on our annual operating plan which is approved by the entire Board of Directors at the beginning of our fiscal year.

Each of our executive officers has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of the quarter in question. For fiscal 2011, the quarterly/annual target award opportunity for our executives ranged from 50% to 100% of quarterly base salary. These percentages are determined by the Compensation Committee and are calculated in order to achieve our stated goal of targeting total cash compensation (i.e., base salary and performance based cash compensation) at approximately the 50th percentile of our peer companies based on an above-average level of performance. The Compensation Committee determines the specific percentage of base salary for each executive officer within this range based on the position each executive officer holds with Emulex and his or her level of responsibility. Along these lines, for fiscal 2011, the target award opportunity for Mr. McCluney, Emulex’s Chief Executive Officer, was increased to 100% of quarterly base salary, which is consistent with the 50th percentile of the chief executive officers at the peer companies used to evaluate executive compensation in fiscal 2011.

On a quarterly basis, the Compensation Committee reviews our results versus our principal corporate objectives to determine whether the objectives have been met. For each participant in the EIP, the Compensation Committee approves the payment of cash incentive payments based on our actual level of achievement in comparison to our annual operating plan.

Under the EIP for fiscal 2011, 45% of the Named Executive Officers’ incentive payments were based on achieving our targeted net revenue and 55% were based on achieving our targeted net operating income, other than with respect to Mr. Hoogenboom, whose incentive payments were 50% based on achieving our targeted net revenue and 50% based on achieving our targeted net operating income. Mr. Hoogenboom’s incentive payments differed by 5% from the other Named Executive Officers because, as the Senior Vice President, Worldwide Sales, Mr. Hoogenboom’s primary focus in his position is to promote the sales of our products and grow our net revenues. As a result, the Compensation Committee decided to place slightly more emphasis on achieving targeted net revenue versus targeted net operating income in determining his incentive cash compensation.

The quarterly incentive payments are adjusted by application of a formula in which incentive payments are increased to reward for over-achievement of targets and decreased to minimize or eliminate incentive payments for performance below targeted levels. Net revenue and net operating income incentive payments are calculated separately. No net revenue incentive payment or net operating income incentive payment was paid for a given quarter unless at least 80% of the corresponding net revenue or net operating income goal, as the case may be, is achieved. In addition, no incentive payment of any kind was made if net operating income was less than 50% of the applicable net operating income goal. Finally, prorated payments were made for employment for less than an entire quarter so long as the participant has been employed for a minimum of 30 calendar days during the quarter.

For the third and fourth quarters of fiscal 2011, the Compensation Committee believed the revenue growth metric was modest for the second half of fiscal 2011 when compared to actual revenues for the first half of fiscal 2011 and thus, reduced the EIP awards for certain senior executives, including the Named Executive Officers, by 5%. Although our actual performance for the second half of fiscal 2011 exceeded the revenue targets, the EIP awards paid to these senior executives, including the Named Executive Officers, remained capped at 95% of their calculated amounts.

The following table contains the targeted and actual levels of net revenue and non-GAAP net operating income for each quarter used for purposes of determining the incentive payments paid to our executive officers during such periods, as well as the percentage of targeted net revenue and non-GAAP net operating income actually achieved each quarter (in thousands, except for percent):

				Targeted
				Non-GAAP	Actual Non-
	Targeted			Net	GAAP Net
Fiscal	Net	Actual Net	% of Target	Operating	Operating	% of Target
Quarter	Revenue	Revenue	Achieved	Income	Income	Achieved

Q1 FY’11	$104,260	$103,097	99%	$17,033	$16,261	95%
Q2 FY’11	$121,785	$113,998	94%	$16,464	$17,402	106%
Q3 FY’11	$110,017	$112,082	102%	$13,156	$12,935	98%
Q4 FY’11	$122,000	$123,366	101%	$16,692	$17,670	106%

Our aggregate targeted net revenue of approximately $458 million represented an increase of approximately 20%, and the aggregate targeted non-GAAP net operating income represented a decrease of approximately 5%, both compared to the levels targeted in fiscal 2010. By comparison, our actual net revenue for fiscal 2011 represented an increase of approximately 13% over net revenue for fiscal 2010 while actual non-GAAP net operating income represented a decrease of approximately 22% compared to the actual results for fiscal 2010. As is reflected in the table below, both our actual net revenue and non-GAAP net operating income for fiscal 2011 over fiscal 2010 were slightly less than the targeted amounts, and the actual quarterly incentive payments paid to each Named Executive Officer were slightly less than their respective aggregate quarterly target cash incentive payment opportunities.

	2011 Target	2011 Actual
Executive	Incentive	Incentive Paid

James M. McCluney	$585,750	$572,779
Michael J. Rockenbach	$229,792	$224,702
Paul F. Folino	$548,100	$535,963
Jeffrey W. Benck	$307,511	$300,701
Jeffery L. Hoogenboom	$233,581	$228,054

As shown in the Summary Compensation Table on page 41, the total cash compensation paid to our Named Executive Officers decreased in fiscal 2011 over fiscal 2010. This decrease was primarily the result of a decrease in their performance-based short-term incentive compensation in fiscal 2011. In fiscal 2010, we significantly exceeded our specific financial objectives which resulted in payments to our Named Executive Officers of approximately 145% of targeted incentive payments. In fiscal 2011, we met most of our specific financial objectives which resulted in payments to our Named Executive Officers of approximately 98% of targeted incentive payments.

Equity Awards

We believe that equity ownership by executive officers provides incentives to build stockholder value by aligning the interests of executive officers with the stockholders and by providing an opportunity for increased compensation if the officers deliver results over time that increase the value of our stock. As such, these awards comprise a major element of our pay-for-performance compensation program and the majority of an executive officers’ total direct compensation.

Our equity awards are granted in connection with the annual performance review and compensation adjustment cycle. The Compensation Committee considers a number of qualitative and quantitative factors in determining the size of the periodic grants of equity awards. The qualitative factors considered by the Compensation Committee in awarding equity grants to our executive officers include the executive’s performance during the current fiscal year, his or her expected contributions during the succeeding fiscal year and our desire to encourage retention. The quantitative factors include our philosophy to utilize a total compensation package that will place its executive officers at approximately the 50th percentile compared to its peer companies.

The Compensation Committee also considers the equity compensation offered by our peer group companies, although the Compensation Committee does not tie equity grants specifically to our designated peer companies. Instead, the information from the peer group of companies and other companies in the technology industry is used to provide a general guideline on equity grants and to provide the Compensation Committee with guidance on the appropriate mix of cash and non-cash compensation.

Our long-term incentive awards are designed to focus our leadership on taking actions that lead to sustainable growth and to align their long term-term interests with those of our stockholders. Of the target long-term incentive values awarded in fiscal 2011, 5% consisted of performance-based share units; 29% consisted of stock options and the remaining 66% consisted of restricted stock units.

The Compensation Committee has elected to grant both stock options and restricted stock awards to most executive officers during the past year. Commencing in fiscal 2012, we intend to make greater use of restricted stock awards as a component of our equity award program by shifting the mix of equity type from stock options to restricted stock awards. The Compensation Committee has shifted from granting stock options to awards of restricted stock units primarily because awards of restricted stock units require fewer shares of common stock than options to grant awards of equal value and are therefore less dilutive to our stockholders.

Stock Options

In fiscal 2011, stock options represented approximately 34% of the value of the executives’ equity awards. Since stock options provide value to an option holder only if the value of our common stock increases over the exercise price of the stock option, stock options encourage employees to work to increase the value of our stock. Stock options are granted at fair market value with an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant. Our stock options granted since fiscal 2006 generally have a six-year maximum contractual term. Vesting of options is determined by the Compensation Committee, but options granted to our Named Executive Officers typically vest ratably over three years.

Restricted Stock Awards

Restricted stock awards are awards that are paid in shares of common stock upon vesting and have immediate value to the recipients because they generally are paid in shares as soon as the award vests, with little out-of pocket cost to the recipient. Restricted stock awards differ from stock options in that the holder of a restricted stock award realizes value immediately upon the vesting of the award, even if the price of the underlying common stock has decreased since the date of grant. As a result, restricted stock awards encourage their recipients to remain with Emulex until their awards vest and to work towards creating stockholder value, thereby increasing the value of the award.

The vesting schedule of the restricted stock awards is determined by the Compensation Committee, but restricted stock typically has vested on a cumulative basis as follows:

•	30% of the total number of shares vest on the first anniversary of the date of grant;

•	30% of the total number of shares vest on the second anniversary of the date of grant; and

•	40% of the total number of shares vest on the third anniversary of the date of grant

The restricted stock awards provided to the Named Executive Officers at the beginning of fiscal 2011 will vest based on the fulfillment of the above service-based requirement. The Compensation Committee and the entire Board review the vesting terms associated with the restricted stock awards to the executive officers on an ongoing basis.

Performance-Based Shares

Beginning in fiscal 2011, the Compensation Committee elected to tie a portion of the equity awards granted to certain of our executive officers directly to achievement of specific financial targets. Specifically, a total of 10% of the eligible equity-based awards granted to our Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer were designated as “performance-based shares.” For fiscal 2012, this portion of equity based awards increased to 30% for our President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer and 50% for our Chief Executive Officer.

Performance-based shares were awarded to these executive officers based on the percentage of our revenue growth year over year as compared to the percentage of revenue growth in our fiscal 2011 peer companies over the same period. The targeted awards were granted if we achieved median (50th percentile) performance. Adjustments were made for over- and under-performance based on the following matrix:

Performance vs. Performance of Peer Companies	% of Target RSUs Earned

75th Percentile and Above	150%
50th to 74th Percentile	100%
25th to 49th Percentile	50%
<25th Percentile	0%

All performance-based shares were granted as restricted stock units under our Equity Incentive Plan and were granted on September 2, 2010 based on our performance for our 2011 fiscal year. Any restricted stock units issued will vest as follows: 30% on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant.

Compensation of the Chief Executive Officer

Our Chief Executive Officer’s compensation includes three elements: (i) base salary, (ii) short-term cash incentive, and (iii) long-term equity incentive. The Compensation Committee believes that the elements of Mr. McCluney’s overall compensation reflect an appropriate balance of strategic and operational objectives and financial objectives. The short-term cash incentive provides for compensation which is based on our performance against our annual financial objectives. Mr. McCluney’s long-term equity-based compensation is highly weighted to our performance versus our peer group companies which, the Compensation Committee believes, strongly aligns with our corporate objectives and stockholder value.

As shown in the Summary Compensation Table on page 41, Mr. McCluney’s total compensation was almost unchanged in fiscal 2011 as compared to fiscal 2010. In fiscal 2011, Mr. McCluney’s base salary and short-term incentive target remained virtually unchanged from fiscal 2010. However, Mr. McCluney’s total cash compensation decreased in fiscal 2011 over fiscal 2010 and this decrease was primarily the result of a decrease in his performance-based short-term incentive compensation in fiscal 2011 over fiscal 2010. In fiscal 2010, we significantly exceeded our specific financial objectives which resulted in payments to Mr. McCluney (and the rest of the Named Executive Officers) of approximately 145% of targeted incentive payments. In fiscal 2011, we met most of our specific financial objectives which resulted in payments to Mr. McCluney (and the rest of the Named Executive Officers) of approximately 98% of targeted incentive payments.

The decrease in Mr. McCluney’s total cash compensation in fiscal 2011 over fiscal 2010 was offset, in part, by an increase in his equity based compensation, specifically an increase in the value of the stock options granted to Mr. McCluney in fiscal 2011 over fiscal 2010. As is discussed earlier in this Proxy Statement, we believe that the investments we have made in new products over the past few years will provide significant value to our stockholders and in designing our compensation policies, we tried to emphasize those elements of compensation that will realize significant value if our efforts in developing new products proved successful. As our Chief Executive Officer, Mr. McCluney is the person most responsible for the potential success of our efforts to develop new products and so beginning in fiscal 2011, we tried to emphasize elements of his compensation that are tied directly to our performance and that would provide him with a “high risk and high reward” if our efforts proved successful. The increase in the value of the stock options granted to Mr. McCluney in fiscal 2011 over fiscal 2010 ties into our pay-for-performance philosophy as stock options only provide value to their recipients if the value of our stock increases following the date of grant. Although we intend to continue to emphasize elements of compensation tied to our company’s performance and that provide a “high risk and high reward,” beginning in fiscal 2012 we reduced the number of options granted to Mr. McCluney over concerns about the dilutive effects of these awards but instead increased the percentage of Mr. McCluney’s equity awards that are tied directly to our performance from 10% of his total equity awards to 50%.

Also, although the Summary Compensation Table reflects an increase in the value of the option awards granted to Mr. McCluney in fiscal 2011 over 2010, as is discussed in the footnotes to that table, the amounts reflected in the table do not reflect the amounts actually paid to or realized by Mr. McCluney in fiscal 2011 and 2010 but instead reflect the grant date fair value of those awards. The actual amount realized by Mr. McCluney in connection with these awards may be higher or lower than their grant date fair value based on the performance of our stock.

In summary, the Compensation Committee believes that the elements of the Chief Executive Officer’s compensation individually and in total represent a strong pay-for-performance program which closely aligns the Chief Executive Officer’s compensation with Emulex’s objectives and the creation of long-term stockholder return.

Other Compensation

In addition to benefits generally available to all employees, we provide other compensation, including perquisites as described below, to our Named Executive Officers. We have worked over the past several years to eliminate benefits based on rank. We do not provide our executive officers with any significant perquisites beyond what is available to all of our employees.

Club Memberships:  We reimburse some of our Named Executive Officers for the cost of certain club membership fees.

Life Insurance Premiums:  We reimburse our Named Executive Officers for the cost of certain group term life insurance premiums, up to a maximum coverage amount of four times the officer’s base salary.

Entertainment and Sporting Event Tickets:  We subscribe for season tickets and lease suites at certain venues for business-related entertainment. Tickets for individual events that remain unused by us for business-related entertainment are periodically made available to the Named Executive Officers and other employees for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to us associated with periodically providing such tickets for personal use.

Prior to fiscal 2011, we provided our Named Executive Officers with out of pocket health care reimbursements, automobile allowances and tax and accounting consulting reimbursements. The out of pocket health care reimbursements in fiscal 2011 for all the Named Executive Officers were expenses incurred during fiscal 2010 but reimbursed during fiscal 2011. In addition, because Mr. Hoogenboom was not considered a Named Executive Officer until after the completion of fiscal 2010, he did receive automobile allowances for a portion of fiscal 2011, 2010 and 2009 as well as tax and accounting consulting reimbursements in fiscal 2011, 2010 and 2009.

Other Benefits

The Named Executive Officers also participate in the same medical, dental, life insurance, disability coverage and other benefits that are provided to all of our employees, as described below. In addition, Named Executive Officers (along with all other employees) are eligible to participate in our Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows our employees to purchase shares of our common stock through payroll deductions at 85% of the lower of the fair market value of the stock at the beginning or the end of each six-month offering period. The Employee Stock Purchase Plan is described in greater detail in proposal 2, commencing on page 18 of this proxy statement.

The Named Executive Officers are also entitled to participate in our 401(k) plan, which we maintain for the benefit of all of our employees in order to allow our employees to accumulate savings for retirement. We match 50% of the first 4% of an employee’s eligible compensation. In addition, we may elect to make an additional contribution to our 401(k) plan each year based on our profitability during the year, subject to the maximum contributions and other rules prescribed by Federal law governing such plans. Our Named Executive Officers are eligible to participate in our 401(k) plan and receive employer contributions on the same basis as any other salaried employee. During fiscal 2010, we elected to suspend employer contributions to our 401(k) plan for all eligible employees, including our executive officers; however, we reinstated a portion of the employer contributions to its 401(k) program beginning in the third quarter of fiscal 2010.

In fiscal 2011, we also provided Paid Time Off (“PTO”) and other paid holidays to all of our employees, including the Named Executive Officers. Our PTO policy allows employees to receive a cash payment for a portion of their accrued but unused PTO and requires this cash payment with respect to any accrued and unused PTO in excess of the amount that is permitted to be carried-over to the next year. This benefit was eliminated for all senior executives, including Named Executive Officers, at the beginning of fiscal year 2012.

We do not maintain any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of our other employees.

Determining Competitive Compensation Practices

The Compensation Committee considers a variety of information when making compensation decisions, including:

•	our performance;

•	aligning actual compensation with our compensation philosophy;

•	budget constraints;

•	internal pay equity;

•	individual performance and contribution to the overall corporate performance;

•	Mr. McCluney’s recommendations; and

•	Named Executive Officers compensation data for similarly-situated executives in our peer companies for whom we compete for executive talent.

In overseeing our executive officer compensation programs, the Compensation Committee reviews and analyzes the compensation practices of comparable companies as well as industry best practices. Compensation data is gathered with respect to base salary, incentive cash payment targets and awards and all equity awards but does not include generally available benefits, such as 401(k) plans or health care coverage.

Peer Companies

To benchmark total cash and total direct compensation levels, we use a core peer group of companies that are considered our primary competitors in the marketplace and competitors for executive talent. For fiscal 2011, our peer group included the 12 technology companies listed below, including semiconductor, storage systems, and storage components and networking companies which are in a comparable revenue range. The Compensation Committee also examines other peer companies to stay cognizant of industry trends and practices. These companies are selected by the Compensation Committee with input from Emulex’s management and with the assistance of the Compensation Consultant.

Applied Micro Circuits Corporation Brocade Communications Systems, Inc. Digi International Integrated Device Technology, Inc. Microsemi Corporation PMC-Sierra, Inc.	QLogic Corporation Quantum Corporation Semtech Corporation Silicon Image, Inc. STEC, Inc. Xyratex, Ltd.

The Compensation Committee believes that the above peer group represents the optimal cross-section of companies for which we compete for talent or which are similar to us in size, business focus and proximity to Emulex’s principal corporate office. Brocade Communications Systems, Inc. (“Brocade”) is notably larger than us; however, they are direct competitors with respect to executive talent. QLogic Corporation is likely our closest competitor for executive talent because of its similar product portfolios and its close proximity to our corporate headquarters in Southern California. The other companies in the peer group are in industries similar to ours but, because of the diversity of their product portfolios and their location outside of Southern California, are not considered to be direct competitors for executive talent.

We gather data on the compensation practices and policies of the companies listed above through searches of publicly available information, including publicly available databases where available. In addition, we rely upon compensation and benefits surveys, including the Radford Technology Survey (specifically the hardware sub-industry). The Compensation Committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation levels as certain aspects of our business and objectives are unique to us. However, the Compensation Committee does consider this information an important part of its decision making process in maintaining a market-competitive compensation program.

Individual Performance Reviews

Each quarter, the Compensation Committee reviews the details of how each executive officer including, our Chief Executive Officer, performs against identified corporate and functional objectives. These evaluations are considered and used as input as our CEO makes a recommendation to the Compensation Committee on the base salary, annual incentive cash targets and equity awards for each executive officer. The CEO also considers compensation data gathered from compensation surveys. The CEO bases his evaluation on his knowledge of each executive officer’s performance during the year, considering accomplishments, areas of strength and areas for development. Our Senior Vice President, Human Resources assists the CEO in developing performance feedback and in reviewing the market compensation data to determine the compensation recommendations. Our executive officers do not propose or recommend changes to their own compensation.

The CEO’s annual performance review is conducted by the Compensation Committee acting on behalf of the whole Board of Directors. The evaluation is considered by the committee in determining the CEO’s recommended base salary, annual incentive cash target and equity awards.

For more information on the responsibilities and activities of the Compensation Committee, including the process for determining executive compensation see Determining Competitive Compensation Practices section in this proxy statement, and the Compensation Committee charter.

Compensation Committee

The Compensation Committee reviews the performance of our executive officers, makes recommendations to the Board of Directors as to the compensation of our executive officers, reviews the compensation programs for other key employees, including salary and cash incentive payment levels, reviews and approves certain employee benefit policies and programs, and reviews and makes recommendations to management with respect to executive recruitment. In addition, the Compensation Committee administers the Emulex Corporation Employee Stock Option Plan, the Emulex Corporation 2004 Employee Stock Incentive Plan, the Emulex Corporation 2005 Equity Incentive Plan, and certain other equity incentive plans under which we may have outstanding awards as a result of prior acquisitions, including review and approval of grants of awards under these plans. The Compensation Committee also administers the Employee Stock Purchase Plan.

The Compensation Committee’s recommendations regarding executive officer compensation are primarily based upon an assessment of the executive officer’s performance and potential to enhance long-term stockholder value. Except for certain elements of compensation that are specifically tied to certain performance metrics, the Committee does not rely on rigid quantitative guidelines or formulas in determining the recommended amount or mix of compensation elements for each executive officer. The Committee also considers the recommendations of the Chief Executive Officer and the other directors as to the compensation of the other executive officers. Key factors in evaluating executive compensation include:

•	the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year;

•	the nature, scope and level of the executive’s responsibilities;

•	the executive’s contribution to our financial results; and

•	the executive’s demonstration of job knowledge and skills.

In addition, the Compensation Committee considers corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and our success in meeting our financial objectives. The Compensation Committee also considers the level and types of compensation paid to executive officers in similar positions at peer companies as previously identified, as these companies are most likely to compete with us for the services of its executives.

The compensation programs and opportunities for our executive officers will continue in their present form until such time as the Compensation Committee determines in its discretion that revisions to our current plans or replacement plans are advisable. Such revisions may include changes in our compensation arrangements in the future, including the peers against which our committee measures executive compensation, changes in equity or other long-term incentives, and other changes as the committee may determine.

The members of the Compensation Committee are selected by our Board of Directors with consideration of their expertise in executive compensation and knowledge of technology industry compensation practices. As of the mailing date of the proxy statement, the Compensation Committee consists of two non-employee, independent members of the Board of Directors: Bruce C. Edwards (Chairman) and Don M. Lyle. Mr. Edwards became Chairman of the Compensation Committee in November 2008, replacing Mr. Lyle who had previously served as Chairman. Neither of the existing Compensation Committee members has any interlocking relationships as defined by the Securities and Exchange Commission. Each Compensation Committee member qualifies as an “outside” director under Section 162(m) of the Internal Revenue Code and as a “non-employee” director under Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate (and as described below for 2010).

During fiscal 2011, the Compensation Committee held four formal sessions to review our compensation programs and policies.

Compensation Consultant

The Compensation Committee engaged Towers Watson & Company (“Towers Watson”), an independent professional services company, to assist the Compensation Committee from time to time on matters relating to executive compensation. Towers Watson began providing compensation consulting services to the Compensation Committee in fiscal 2010. In the most recent fiscal year, Towers Watson assisted us in determining groups of peer or comparable companies and assisted the Compensation Committee with executive officer and non-employee director compensation levels, mix of compensation components and competitive stock granting practices. The compensation consultant, however, did not make specific compensation recommendations with respect to executive officers or directors. The Compensation Committee has the right to retain and terminate its compensation consultant, to assign consulting engagements, and to review study findings independent of management. Towers Watson currently does not provide any other services to us.

Stock Ownership Guidelines

In September 2007, Emulex implemented stock ownership guidelines for the members of its Board of Directors. Those guidelines provide that directors should own, or acquire within three years after the later of first becoming a director or the initial adoption of the guidelines, shares of Emulex common stock, including shares of restricted stock, with a value of three times his or her annualized retainer (the quarterly retainer multiplied by four), excluding any out of pocket expenses reimbursed and any additional retainers paid to committee chairs. Beginning in fiscal 2011, the Board of Directors extended these stock ownership guidelines to our executive officers in order to further align their interests with the interests of our stockholders. For our executive officers, effective December 24, 2010, each executive officer should own, or acquire within five years after the later of first becoming an executive officer or the initial adoption of this guideline, shares of Emulex common stock, including shares of restricted stock, and shares represented by restricted stock units, with a value equal to his or her annualized base salary.

Accounting and Tax Considerations

In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on us and our executive officers.

Deductibility of Executive Compensation

For incentive-based compensation, the Compensation Committee considers the desirability to qualify for deductibility under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by Emulex for tax purposes. The Compensation Committee balances the desirability to qualify for such deductibility with Emulex’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals as described above. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. The aggregate amount of compensation in fiscal 2011 of the named executive officers that will not qualify for Section 162(m) deductibility is expected to be approximately $2.1 million. The Compensation Committee also seeks to minimize the tax consequences that might arise under a potential change in control of Emulex by limiting the amount of compensation as may be paid to an executive in such a circumstance.

The existing Key Employee Retention Agreements (“KERAs”) do not provide for any gross-up payment related to potential 280G excise taxes.

Nonqualified Deferred Compensation

Emulex does not provide its executive officers with elective deferred compensation or nonqualified deferred compensation such as a Supplemental Executive Retirement Plan (“SERP”). However, Emulex does have certain benefits, such as severance and Change-in-Control payments that are subject to Section 409A. Emulex believes it is operating in good faith compliance with the statutory provisions which were effective as of January 1, 2005.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

BRUCE C. EDWARDS, Chairman
DON M. LYLE

Summary Compensation

The following table sets forth information concerning compensation for the fiscal years ended June 28, 2009, June 27, 2010 and July 3, 2011 of the current Principal Executive Officer, the current Chief Financial Officer and each of the three most highly compensated executive officers of Emulex as of July 3, 2011, whose salary and cash incentive compensation for the fiscal year ended July 3, 2011 was at least $100,000.

							Change in
							Pension Value
							and Non
							-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Participant		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($)	($)(4)	($)(5)	($)(6)	($)	($)(12)		($)

James M. McCluney	2011	585,750	—	905,450	608,344	577,772	N/A	14,471	(7)	2,686,794
Chief Executive Officer(1)	2010	585,750	—	932,900	406,585	730,022	N/A	11,475	(7)	2,666,732
	2009	583,192	—	1,334,000	236,259	189,921	N/A	11,057	(7)	2,354,429
Michael J. Rockenbach	2011	379,293	—	531,680	377,781	224,702	N/A	7,758	(8)	1,521,183
Executive V. P. and	2010	366,978	—	343,700	147,849	304,911	N/A	8,001	(8)	1,171,439
Chief Financial Officer	2009	361,712	—	667,000	—	79,325	N/A	9,269	(8)	1,117,306
Paul F. Folino	2011	607,806	—	1,990,000	245,887	535,963	N/A	5,704	(9)	3,385,360
Executive Chairman	2010	603,827	—	834,700	314,180	752,552	N/A	11,154	(9)	2,516,413
	2009	601,269	—	667,000	—	195,782	N/A	15,014	(9)	1,479,065
Jeffrey W. Benck	2011	433,376	—	626,850	348,570	300,701	N/A	11,567	(10)	1,721,064
President and	2010	413,621	—	872,100	405,905	400,943	N/A	19,589	(10)	2,112,158
Chief Operating Officer(2)	2009	411,248	—	—	—	104,308	N/A	18,318	(10)	533,874
Jeffery L. Hoogenboom	2011	326,262	—	288,550	193,701	228,054	N/A	9,594	(11)	1,046,161
Senior Vice President,	2010	301,511	—	402,520	168,582	361,265	N/A	105,788	(11)	1,339,666
Worldwide Sales(3)	2009	130,833	—	417,750	—	41,730	N/A	26,481	(11)	616,794

(1)	Effective August 24, 2010, Mr. McCluney resigned as President of Emulex but retained his position of Chief Executive Officer.

(2)	Effective August 24, 2010, Mr. Benck was appointed President and Chief Operating Officer of Emulex.

(3)	Mr. Hoogenboom joined Emulex in January 2009.

(4)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2011, 2010 and 2009. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. There is no guarantee that, if and when these stock awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to stock option and award grants, refer to note 12 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended July 3, 2011, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the director.

(5)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2011, 2010 and 2009. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to stock option and award grants, refer to note 12 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended July 3, 2011, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the director.

(6)	This column reflects performance-based cash incentive payments paid pursuant to Emulex’s Executive Incentive Plan and may include amounts earned in a given fiscal year but not paid until the subsequent year.

(7)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2011, 2010 and 2009 fiscal years, respectively, including automobile allowance ($0, $0 and $1,800), life insurance premiums ($1,582, $1,290 and $1,290), out of pocket health care expenses ($4,075, $7,236 and $3,981), physical exam expense ($2,995, $0 and $0), special occasion gifts ($187, $752 and $382), and 401(k) matching contributions ($5,632, $2,197 and $3,605).

(8)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2011, 2010 and 2009 fiscal years, respectively, including automobile allowance ($0, $0 and $1,600), tax and financial consulting ($0, $0 and $866), life insurance premiums ($690, $561 and $450), out of pocket health care expenses ($1,666, $4,417 and $1,687), special occasion gifts ($158, $201and $0), and 401(k) matching contributions ($5,244, $2,823 and $4,666).

(9)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2011, 2010 and 2009 fiscal years, respectively, including automobile allowance ($0, $0 and $1,800), life insurance premiums ($3,810, $2,824 and $1,980), out of pocket health care expenses ($1,894, $8,129 and $8,527), special occasion gifts ($0, $201 and $268), and 401(k) matching contributions ($0, $0 and $2,439).

(10)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2011, 2010 and 2009 fiscal years, respectively, including automobile allowance ($0, $0, and $1,600), tax and financial consulting ($0, $0 and $1,180), club membership ($2,481, $6,462 and $737), life insurance premiums ($450, $369 and $300), out of pocket health care expenses ($1,668, $4,144 and $3,778), physical exam expense ($0, $2,995 and $0), family members traveling along on business travel ($0, $2,236 and $0), special occasion gifts ($857, $201 and $268), and 401(k) matching contributions ($6,111, $3,182 and $10,723).

(11)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2011, 2010 and 2009 fiscal years, respectively, including automobile allowance ($1,920, $9,600 and $4,465), tax and financial consulting ($695, $750 and $0), club memberships ($611, $6,554 and $0), life insurance premiums ($450, $369 and $138), out of pocket health care expenses ($0, $3,716 and $0), relocation allowance ($0, $82,361, and $20,955 ), special occasion gifts ($0, $118, and $0), and 401(k) matching contributions ($5,918, $2,319 and $923).

(12)	Beginning September 1, 2008, which was the Company’s fiscal 2009, automobile allowance and tax and financial consulting reimbursements were eliminated for Named Executive Officers. Because Mr. Hoogenboom was not considered a Named Executive Officer until after the completion of fiscal 2010, he did receive auto allowance for a portion of fiscal 2011, in addition to fiscal 2010 and fiscal 2009, and tax and financial consulting in fiscal 2011 and 2010. Beginning July 1, 2010, which was the Company’s fiscal 2011, out of pocket health care expense reimbursement was eliminated for Named Executive Officers. Mr. McCluney, Mr. Rockenbach, Mr. Folino, and Mr. Benck did receive out of pocket healthcare expense reimbursements in fiscal 2011 for expenses incurred prior to July 1, 2010.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase Emulex’s common stock and other plan-based awards made during the fiscal year ended July 3, 2011, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards
In Fiscal 2011

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	Stock and
		Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)(1)	(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)(3)

James M. McCluney	N/A	179,900	585,750	—	—	—	—	—	—	—	—
	9/2/2010	—	—	—	—	—	—	91,000	173,000	9.95	1,513,794
Michael J. Rockenbach	N/A	70,574	229,792	—	—	—	—	—	—	—	—
	7/2/2010	—	—	—	—	—	—	20,000	35,000	9.17	297,086
	9/2/2010	—	—	—	—	—	—	35,000	75,000	9.95	612,345
Paul F. Folino	N/A	168,336	548,100	—	—	—	—	—	—	—	—
	9/2/2010	—	—	—	—	—	—	200,000	70,000	9.95	2,235,887
Jeffrey W. Benck	N/A	94,446	307,511	—	—	—	—	—	—	—	—
	9/2/2010	—	—	—	—	—	—	63,000	99,000	9.95	975,420
Jeffery L. Hoogenboom	N/A	68,324	233,581	—	—	—	—	—	—	—	—
	9/2/2010	—	—	—	—	—	—	29,000	55,000	9.95	482,251

(1)	There is not an established maximum payment set by Emulex.

(2)	This column shows the number of shares of restricted stock awards granted in fiscal 2011 to the Named Executive Officers. Such restricted stock awards vest in installments over a 3-year period. Unvested shares are subject to a right of repurchase at the original purchase price on behalf of Emulex in the event of the Named Executive Officer’s termination of service with Emulex.

(3)	Unvested restricted stock awards are granted to the Named Executive Officers without an exercise price. The grant date fair value equals the closing price of Emulex’s common stock on the grant date. Stock options are granted with an exercise price per share equal to the closing price of Emulex’s common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of July 3, 2011.

Outstanding Equity Awards at July 3, 2011

							Market
		# of	# of			# of	Value of
		Securities	Securities			Shares of	Shares of
		of	of			Restricted	Restricted
	Option	Unexercised	Unexercised	Option	Option	Stock Not	Stock Not
	Grant	Options	Options	Exercise	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable	Price	Date	(1)	(2)

James M. McCluney	11/17/2003	29,060	—	$19.41	7/28/2013	—	—
	11/17/2003	43,592	—	$9.53	5/18/2013	—	—
	11/17/2003	82,041	—	$8.13	5/21/2012	—	—
	11/18/2003	150,000	—	$26.65	11/17/2013	—	—
	8/19/2004	100,000	—	$10.01	8/18/2014	—	—
	8/25/2005	150,000	—	$20.65	8/24/2011	—	—
	9/2/2008	45,000	5,000	$13.34	9/1/2014	40,000	$348,000
	9/2/2009	57,750	52,250	$9.82	9/1/2015	66,500	$578,550
	9/2/2010	—	173,000	$9.95	9/1/2016	91,000	$791,700
Michael J. Rockenbach	9/17/2001	40,000	—	$12.69	9/16/2011	—	—
	11/21/2002	40,000	—	$25.41	11/20/2012	—	—
	8/20/2003	152,333	—	$24.00	8/19/2013	—	—
	8/19/2004	75,000	—	$10.01	8/18/2014	—	—
	8/25/2005	75,000	—	$20.65	8/24/2011	—	—
	9/2/2008	—	—	—	—	20,000	$174,000
	9/2/2009	21,000	19,000	$9.82	9/1/2015	24,500	$213,150
	7/2/2010	10,500	24,500	$9.17	7/1/2016	14,000	$121,800
	9/2/2010	—	75,000	$9.95	9/1/2016	35,000	$304,500
Paul F. Folino	11/21/2002	325,000	—	$25.41	11/20/2012	—	—
	8/20/2003	720,000	—	$24.00	8/19/2013	—	—
	8/19/2004	100,002	—	$10.01	8/18/2014	—	—
	8/25/2005	300,000	—	$20.65	8/24/2011	—	—
	9/2/2008	—	—	—	—	20,000	$174,000
	9/2/2009	44,375	40,375	$9.82	9/1/2015	59,500	$517,650
	9/2/2010	—	70,000	$9.95	9/1/2016	200,000	$1,740,000
Jeffrey W. Benck	9/2/2009	34,125	30,875	$9.82	9/1/2015	38,500	$334,950
	3/2/2010	13,125	21,875	$13.28	3/1/2016	17,500	$152,250
	9/2/2010	—	99,000	$9.95	9/1/2016	63,000	$548,100
Jeffery L. Hoogenboom	2/2/2009	—	—	—	—	30,000	$261,000
	9/2/2009	10,500	9,500	$9.82	9/1/2015	12,600	$109,620
	3/2/2010	7,500	12,500	$13.28	3/1/2016	11,900	$103,530
	9/2/2010	—	55,000	$9.95	9/1/2016	29,000	$252,300

(1)	Assuming continued employment with Emulex, 30%, 30% and 40% of the unvested shares will vest on the first, second and third year anniversaries of the grant date, respectively. Includes awards of both shares of restricted stock and restricted stock units.

(2)	Market value of the non-incentive plan unvested stock is computed by multiplying the year-end closing market price of $8.70 by the number of shares held.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2011 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)	Vesting (#)	Vesting ($)

James M. McCluney	—	—	118,500	1,179,075
Michael J. Rockenbach	—	—	53,500	524,825
Paul F. Folino	—	—	60,500	601,975
Jeffrey W. Benck	—	—	72,000	681,225
Jeffery L. Hoogenboom	—	—	33,000	368,850

Potential Payments Upon Termination or Change in Control

Emulex has executed key employee retention agreements with each of its Named Executive Officers (other than Mr. Hoogenboom). Each of these agreements was amended and restated effective January 16, 2009 and again amended effective May 3, 2010. Under the terms of these agreements, as amended, Emulex provides certain benefits and payments for its executive officers in the case of a separation from Emulex. These benefits are considered and approved as a part of Emulex’s total compensation program. Emulex enters into retention agreements with its key executive officers to minimize distraction and risk of departure of executives in the event of a potential change-in-control transaction, to align the potential severance benefits for senior executives with competitive practices and to ensure that the interests of these officers are aligned with the interests of the stockholders.

The amended key employee retention agreements for Messrs. Benck and Rockenbach provide that they are entitled to receive the following payments and benefits in the event of a termination of their employment by Emulex without cause, or by them for good reason (each as defined in the agreements) during the period beginning twelve months before and ending twenty-four months after the effective date of a change in control of Emulex:

•	a lump sum cash severance payment equal to twelve months of their base pay, inclusive of their target incentive payment level with respect to the fiscal year prior to their termination date;

•	continuation of their health insurance with all premiums paid by Emulex for one year following the termination of their employment; and

•	full vesting and acceleration of their stock options and other stock awards and the right to exercise stock options for a period of twelve months following their termination date.

The agreements also provide these executives with reimbursement of up to $15,000 for outplacement services utilized within the first twelve months following termination of employment. If the severance payment and benefits received by any one of these executives would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting the executive to a 20% penalty excise tax, then the severance payment and benefits will be reduced to the extent that a reduction would result in these executives receiving a greater after-tax amount.

The terms of the amended key employment retention agreements for Messrs. Folino and McCluney are substantially the same as described above, except that they provide for a lump sum cash severance payment equal to twenty-four months of their base pay, inclusive of their target incentive payment level with respect to the fiscal year prior to their termination date, and continuation of their health insurance with all premiums paid by Emulex for two years following the termination of their employment. Mr. Folino’s retention agreement will terminate effective November 29, 2011 in connection with the termination of his employment with Emulex.

Mr. Hoogenboom does not have a key employee retention agreement with the Emulex but instead participates in Emulex’s Change in Control Retention Plan (the “CIC Plan”) along with approximately 26 other key employees. Under the terms of the CIC Plan, Mr. Hoogenboom is entitled to receive payments and benefits substantially similar to those payable to Messrs. Benck and Rockenbach under their key employee retention agreements in the event of a termination of his employment by Emulex without cause, or by him for good reason (each as defined in the CIC Plan) during the period beginning twelve months before and ending twenty-four months after the effective date of a change in control of Emulex:

Qualified Termination of Employment

The following table describes the potential payments to our Named Executive Officers upon an eligible termination without cause by Emulex or by the executive officer for good reason (as defined within the executive officer’s Key Employee Retention Agreement or the CIC Plan, as applicable) due to a change in control assuming termination as of July 3, 2011:

			Acceleration of
			Vesting of	Acceleration of
	Base		Restricted	Vesting of
	Salary	Bonus	Stock Awards	Options	Benefits	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)(5)	($)

James M. McCluney	1,171,500	1,171,500	1,718,250	—	46,335	4,107,585
Michael J. Rockenbach	382,987	229,792	813,450	—	36,904	1,463,133
Paul F. Folino	1,218,000	1,096,200	2,431,650	—	46,335	4,792,185
Jeffrey W. Benck	439,302	307,511	1,035,300	—	36,904	1,819,017
Jeffery L. Hoogenboom	333,687	233,581	726,450	—	36,904	1,330,622

(1)	Base salary is based on the annual salary for fiscal 2011 over the severance period (two years for Mr. McCluney and Mr. Folino, one year for the other executive officers).

(2)	Bonus is based on the target bonus level for fiscal 2011 as a percentage of base salary.

(3)	Calculated as the closing market price on July 3, 2011, multiplied by the number of shares of restricted stock awards subject to accelerated vesting if the termination of employment occurred on July 3, 2011.

(4)	Benefits include medical or health premiums for the severance period and $15,000 each for reimbursement of outplacement services.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of July 3, 2011.

			Number of Securities
			Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Related in Column (a))
	(a)	(b)	(c)

Equity compensations plans approved by security holders(1)	6,444,414	$17.19	8,489,529	(4)
Employee stock purchase plan approved by security holders(2)	—	—	1,456,623
Equity compensations plans not approved by security holders(3)	654,757	$7.54	22,023

Total	7,099,171	$16.30	9,968,175

(1)	Consists of the Emulex Corporation Employee Stock Option Plan, the Emulex Corporation 2005 Equity Incentive Plan, the Emulex Corporation 2004 Employee Stock Incentive Plan, and the Emulex Corporation 1997 Stock Option Plan for Non-Employee Directors.

(2)	The Emulex Employee Stock Purchase Plan enables employees to purchase our common stock at a 15% discount to the lower of market value at the beginning or end of each six month offering period. As such, the number of shares that may be issued during a given six month period and the purchase price of such shares cannot be determined in advance. See Note 12 in the fiscal 2011 Annual Report on Form 10-K accompanying notes to consolidated financial statements.

(3)	Consists of the ServerEngines Corporation (“ServerEngines”) Amended and Restated 2008 Stock Option Plan, Sierra Logic, Inc. (“Sierra Logic”) 2001 Stock Option Plan, Aarohi Communications Inc. (“Aarohi”) 2001 Stock Option Plan, the Vixel Corporation (“Vixel”) 2000 Non-Officer Equity Incentive Plan, the Vixel Corporation 1999 Equity Incentive Plan, the Vixel Corporation Amended and Restated 1995 Stock Option Plan. Options issued under these plans were converted into options to purchase Emulex Corporation common stock as a result of the acquisitions of ServerEngines, Sierra Logic, Aarohi, and Vixel.

(4)	Includes net unvested stock granted of 3,617,080 shares that are not deemed issued for accounting purposes until vested.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Section 16 of the Exchange Act requires Emulex’s directors and executive officers and persons who own more than 10% of a registered class of Emulex’s equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of Emulex. Copies of these filings must be furnished to Emulex.

Based on a review of the copies of such forms furnished to Emulex and written representations from Emulex’s executive officers and directors, Emulex believes that during the 2011 fiscal year, none of the officers, directors and greater than 10% stockholders were delinquent in their applicable Section 16(a) filing requirements except as follows:

On May 19, 2011, a limited liability company of which members of Fed Cox’s family are members sold 20,000 shares of Emulex common stock at $9.43 per share. In addition, also on May 19, 2011, an irrevocable trust of which Mr. Cox is a beneficiary sold 60,000 shares of Emulex common stock at $9.43 per share. Both of these transactions were reported on a Form 4 filed with the SEC on June 2, 2011.

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

Advance Notice Procedures

Under Emulex’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to Emulex. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Emulex’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.

Stockholder Proposals for 2012

Stockholders who wish to present proposals for action at the 2012 Annual Meeting may do so by following the procedures prescribed by SEC Rule 14a-8. To be eligible for inclusion in next year’s proxy statement and proxy card, stockholder proposals must be received by the Secretary of Emulex at the address of Emulex set forth on the first page of this proxy statement no later than June 20, 2012.

ANNUAL REPORT TO STOCKHOLDERS

The Annual Report to Stockholders of Emulex for the fiscal year ended July 3, 2011, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such Report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material.

OTHER MATTERS

The Management of Emulex does not know of any other matters which are to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

ANNUAL REPORT ON FORM 10-K

A copy of Emulex’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa,

California 92626. A copy of our Annual Report on Form 10-K is also available on our website at www.emulex.com.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer

Costa Mesa, California
October 18, 2011

APPENDIX A

EMULEX CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1.  PURPOSE AND TYPE OF OPTION

1.1 Purpose of Plan.  The purpose of the Plan is to provide employment incentives for, and to encourage stock ownership by, Employees in order to increase their proprietary interest in the success of the Company.

1.2 Type of Option.  The Options granted under the Plan are intended to qualify for favorable tax treatment under Code Section 421(a) pursuant to the terms of an employee stock purchase plan that satisfies the requirements of Code Section 423(b).

2.  DEFINITIONS

Whenever capitalized in the text, the following terms shall have the meanings set forth below.

2.1 Account.  The unfunded bookkeeping account established pursuant to Section 3.5 hereof to record a Participant’s contributions to the Plan.

2.2 Base Compensation.  The total cash salary or wages paid to an Employee during the calendar year with which or within which the Option Period ends and which is reportable as earnings subject to income tax on Form W-2, including salary, annual bonus and incentive payments, annual profit sharing bonus, overtime, lead premium, commissions and shift differential pay. Base Compensation does not include deferred compensation or employer contributions to any Employee benefit plan, but shall include salary deferral contributions under a Section 401(k) plan or salary reduction contributions to a cafeteria plan meeting the requirements of Section 125 of the Code. Base Compensation shall also exclude:

2.2.1 cash reimbursement of moving, relocation and temporary housing expenses, automobile allowances, telephone allowances, sign on bonuses, referral bonuses and educational reimbursements to the extent such reimbursements and allowances are subject to income tax and reportable on Form W-2;

2.2.2 the taxable portion of any other statutory or nonstatutory fringe benefits (including any termination, severance or separation allowance paid coincident with or immediately following an Employee’s termination of employment under a termination, severance or separation allowance plan, program, policy, arrangement or agreement, whether written or oral), including, without limitation, group-term life insurance, to the extent such benefits are subject to income tax and reportable on Form W-2;

2.2.3 Income attributable to the exercise of any stock option or vesting of any stock award to the extent such property transfers are subject to income tax pursuant to Code Section 83 and reportable on Form W-2.

Subject to Section 7.1 below, the Plan Administrator shall have the discretion to determine what constitutes Base Compensation for Participants outside of the United States.

2.3 Board.  The Board of Directors of the Company.

2.4 Code.  The U.S. Internal Revenue Code of 1986, as amended.

2.5 Common Stock.  The shares of the $.10 par value per share common stock of the Company.

2.6 Company.  Emulex Corporation, a Delaware corporation.

2.7 Employee.  Any person, including officers and directors, who is treated as an active employee in the records of the Company or a Parent or Subsidiary. This term shall not include directors unless they are employed by the Company or a Parent or Subsidiary in a position in addition to their duties as a director.

2.8 Eligible Employee.  Any Employee who has satisfied the eligibility conditions of Section 3.1 below.

2.9 Exchange Act.  The U.S. Securities Exchange Act of 1934, as amended.

2.10 Fair Market Value.  For purposes of the Plan, the “fair market value” per share of Common Stock of the Company at any date shall be (a) if the Common Stock is listed on an established stock exchange or exchanges or the NASDAQ National Market System, the closing price per share on such date on the principal exchange on which it is traded or as reported by NASDAQ, or (b) if the Common Stock is not then listed on an exchange or the NASDAQ National Market System, the closing price per share on such date reported by NASDAQ, or if closing sales are not reported by NASDAQ, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on NASDAQ on such date, or (c) if the Common Stock is not then listed on an exchange, the NASDAQ National Market System or quoted on NASDAQ, an amount determined in good faith by the Plan Administrator.

2.11 Insider.  A Participant who is an officer, director or more than ten percent (10%) shareholder subject to the provisions of Section 16 of the Exchange Act.

2.12 Non-Employee Director.  A member of the Board who is not an Employee of the Company, any Parent or Subsidiary, who satisfies the requirements of such term as defined in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission.

2.13 Option.  A stock option granted pursuant to the Plan.

2.14 Option Period.  Six-month periods from April 1 through September 30 and October 1 through March 31 of each calendar year, or such other periods as the Plan Administrator may determine; provided, however, that effective April 1, 2008, the Option Period shall be the six-month periods from May 1 through October 31 and November 1 through April 30 of each calendar year, or such other periods as the Plan Administrator may determine. The maximum term of the Option Period cannot exceed 27 months from the date the Option is granted.

2.15 Outside Director.  A member of the Board who is not an Employee of the Company or any Parent or Subsidiary who satisfies the requirements of such term as defined in Treas. Regs. § 1.162-27(e)(3).

2.16 Parent.  Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if at the time in question, each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.17 Participant.  An Eligible Employee who has been granted an Option under the Plan.

2.18 Participating Company.  Any Parent or Subsidiary corporation whose Employees participate in the Plan with the consent of the Board.

2.20 Plan.  The Emulex Corporation Employee Stock Purchase Plan, as amended from time to time.

2.21 Plan Administrator.  The Board or the Committee designated pursuant to Section 6.2 hereof to administer, construe and interpret the terms of the Plan.

2.22 Stockholders.  The holders of outstanding shares of the Common Stock.

2.23 Subsidiary.  Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if at the time in question, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.  ELIGIBILITY AND PARTICIPATION

3.1 Eligibility.

3.1.1 All Employees of the Company or a Participating Company:

(a) Who have completed a period of continuous employment of at least 90 days prior to the date Options are granted under the Plan shall be eligible to participate in the Plan,

(b) Whose customary employment exceeds twenty (20) hours per week shall be eligible to participate in the Plan, and

(c) Whose customary employment does not exceed twenty (20) hours per week shall be eligible to participate in the Plan if such participation is required by local law.

3.1.2 No Employee may be granted an Option if the Employee would immediately thereafter own, directly or indirectly, five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or of a Parent or Subsidiary corporation.

3.1.3 For purposes of Section 3.1.2 above, an Employee’s ownership interest will be determined in accordance with the provisions of Section 424(d) of the Code.

3.2 Payroll Withholding.

3.2.1 Eligible Employees may enroll as Participants by executing, prior to or coincident with the commencement of each Option Period (at a time determined by the Plan Administrator), a form to be provided by the Plan Administrator on which they may designate:

(a) The portion of their Base Compensation, not to exceed 10%, to be deducted each payroll period and contributed to their Accounts for the purchase of shares of Common Stock (the “withholding credit”), and/or

(b) The amount of funds, if any, which they will deposit at the beginning of the Option Period for the purchase of shares of Common Stock (the “initial deposit credit”).

(c) The maximum amount that may be applied to the exercise of the Option after being credited to a Participant’s Account pursuant to Section 3.2.1(a) and Section 3.2.1(b) shall not in the aggregate exceed 10% of Base Compensation. From time to time, in its sole discretion, the Plan Administrator may increase or decrease the maximum percentage, but not in excess of 15% of Base Compensation.

3.2.2 Except as provided herein or in Section 4.1.5 hereof, or in the event the Plan Administrator designates a special election adjustment period, once a payroll withholding amount is elected, the periodic payroll deduction withholding credits for that Option Period cannot be decreased or increased without terminating the Option. However, pursuant to rules and procedures prescribed by the Plan Administrator, the Plan Administrator may designate a special election adjustment period applicable to all participants during which participants may make a one time election to decrease the amount of the periodic payroll deduction. A Participant who is on an approved unpaid leave of absence also may make additional contributions to make up any contributions that were not withheld from the Participant while on a Company-approved unpaid leave of absence if the Participant returns to active employment and contributes those amounts before the end of the Option Period during which the leave of absence began. In addition, a Participant who is an employee whose Base Compensation is primarily based on commissions, who has one or more payroll periods in which the Participant’s commission income is less than the amount of the periodic payroll deduction withholding credit elected by the Participant, may make additional contributions to make up any shortfall, if the Participant contributes those amounts before the end of the Option Period. A failure to make up such a contributions shortfall by the end of the Option Period shall be treated as an election, pursuant to Section 4.1.5 hereof, to cease future contributions.

3.3 Limitations.

3.3.1 Notwithstanding anything herein to the contrary, prior to April 1, 2008, the maximum limit on the right to purchase shares of Common Stock during any Option Period shall not exceed the lesser of: (a) twelve thousand five hundred dollars ($12,500) per Option Period, or (b) 500 shares of Common Stock per Option Period, subject to adjustment pursuant to Section 5.2 hereof; provided, however, that if the Option Period is a length of time other than six months, the limitation set forth in this Section 3.3.1 shall be adjusted such that on an annual basis (pro rated for the actual Option Period) the maximum limit on the right to purchase shares of Common Stock during any calendar year shall not exceed the lesser of: (a) twenty-five thousand dollars ($25,000) per calendar year, or (b) 1,000 shares of Common Stock per calendar year, subject to adjustment pursuant to Section 5.2 hereof. From and after April 1, 2008, the maximum limit on the right to purchase shares of Common Stock during any Option Period shall not exceed the lesser of: (a) twenty-five thousand dollars ($25,000) per Option Period, or (b) 1,000 shares of Common Stock per Option Period, subject to adjustment pursuant to Section 5.2 hereof; provided, however, that if the Option Period is a length of time other than six months, the limitation set forth in this Section 3.3.1 shall be adjusted such that on an annual basis (pro rated for the actual Option Period) the maximum limit on the right to purchase shares of Common Stock during any calendar year shall not exceed the lesser of: (a) twenty-five thousand dollars ($25,000) per calendar year, or (b) 2,000 shares of Common Stock per calendar year, subject to adjustment pursuant to Section 5.2 hereof.

3.3.2 This limitation shall apply to the Participant’s right to purchase Common Stock under the Plan and under all other employee stock purchase plans described in Section 423 of the Code that are maintained by the Company and its Subsidiary and Parent corporations.

3.3.3 This dollar limitation applies to the Fair Market Value of Common Stock (determined at the time the Option is granted) for the Option Period in which the Option is outstanding.

3.3.4 This limitation shall be applied in a manner consistent with the provisions of Section 423(b)(8) of the Code.

3.4 Granting of Options.

3.4.1 Upon the Employee’s completion and return of the enrollment form, the Plan Administrator will, at the commencement of the Option Period, grant an Option to allow the Participant to purchase the number of whole shares of Common Stock specified by the administrator in the Option. Each participant will be entitled to an Option to purchase the same number of shares. However, the exercise of the Option by any Participant will be limited to such number of whole shares of Common Stock that can be purchased by the amount calculated pursuant to Section 4.2 hereof.

3.4.2 The price at which each share covered by an Option may be purchased will in all instances be determined by the Plan Administrator, but shall be no less than the lesser of

(a) Eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the first day of the applicable Option Period; or

(b) Eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the last day of the applicable Option Period (the “Exercise Date”).

3.4.3 Options shall be evidenced by an agreement between the Participant and the Company in a form approved by the Plan Administrator.

3.5 Establishment of Accounts.

3.5.1 All amounts contributed by the Participant to the Plan (whether by means of payroll withholding or a lump sum advance contribution) will be credited to a separate Account maintained for the Participant.

(a) The Accounts will not bear interest and a Participant will not be entitled to any interest on the Account when the Option is terminated, unless otherwise required by local law.

(b) The Plan Administrator shall prescribe the rules and procedures, as it deems necessary or appropriate, regarding the handling of Participant contributions and, in its sole discretion, may deposit such contributions in a passbook account or other investment in the name of the Company maintained at any institution, unless otherwise required by local law.

3.5.2 A Participant may not withdraw any portion of the funds accumulated in his or her Account without terminating his or her Option pursuant to Section 4.1, below.

4.  OPTIONS

4.1 Termination of Options.

4.1.1 An Option shall terminate upon the Participant’s voluntary withdrawal from the Plan. A Participant may withdraw from the Plan at any time prior to the last day of the Option Period by submitting written notice to the Plan Administrator.

4.1.2 An Option also shall terminate automatically if the Participant holding the Option ceases to be employed by the Company or a Participating Company for any reason (including disability or retirement) prior to the last day of the Option Period.

4.1.3 For purposes of Section 4.1.2 above, a Participant’s employment will not be considered to have been terminated by reason of death or a leave of absence taken in accordance with the Company’s leave of absence policy, provided the leave of absence does not exceed three (3) months or, if longer, so long as the Participant’s right to reemployment with the Company or a Participating Company, as applicable, is guaranteed either by statute or contract (the “Term Expiration Period”). If the leave of absence exceeds the Term Expiration Period, the Participant will be deemed to have ceased to be employed on the first day following the end of the Term Expiration Period. In the event of death, the Option shall be exercisable to the extent of the amounts credited to the deceased Participant’s Account. The Option may be exercised by the representative of the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Option is exercisable based on the credits to the Participant’s Account.

4.1.4 Upon any termination of an Option, all amounts credited to the Participant’s Account shall be refunded to the Participant.

4.1.5 A Participant may make a single election during an Option Period to cease future payroll withholding without terminating the Option with respect to the number of whole shares equal to:

(a) the withheld amounts credited to the Participant’s Account;

(b) divided by the Fair Market Value of one share of Common Stock on the first day of the Option Period.

4.2 Exercise of Options.

4.2.1 Unless terminated prior to the last day of the Option Period, Options granted at the commencement of an Option Period will be exercised automatically on the last day of the Option Period for such number of whole shares of Common Stock that can be purchased by the amount calculated by:

(a) The dollar amount of the periodic deductions credited to the Participant’s Account attributable to amounts withheld from the Participant’s Base Compensation for the payroll periods during the Option Period (the “withholding credit”),

(b) Adding the withholding credit to the amount of funds (if any) deposited by the Participant with the Plan at the beginning of the Option Period (the “initial deposit credit”), and

(c) Dividing the sum of the withholding credit and the initial deposit credit by the Fair Market Value of one share of Common Stock on the first day of the Option Period.

4.2.2 As soon as practicable after the last day of the Option Period, a Participant shall receive a certificate for the whole number of shares of Common Stock purchased by the funds from the Participant’s Account.

4.2.3 If the amount credited to the Participant’s Account on the date of purchase exceeds the total purchase price of the shares subject to the Option, the surplus shall be refunded to a Participant as soon as reasonably practicable after the end of the applicable Option Period.

4.2.4 If at any time during an Option Period a Participant ceases receiving compensation from the Company or a Participating Company without terminating employment (e.g., while on a Company-approved leave of absence or during a period for which no commissions are paid), and, as a result, the amount in the

Participant’s Account at the end of the Option Period is insufficient to purchase all the shares covered by the Option granted to the Participant, as many whole shares as can be purchased out of the contributed funds will be acquired. The balance of the funds, if any, shall be refunded to the Participant.

4.2.5 Except as provided in Section 3.2.2, payment for shares to be purchased at the termination of the Option Period may only be made from funds:

(a) Deposited at the beginning of an Option Period, and/or

(b) Accumulated through payroll deductions made throughout the Option Period.

4.3 Non-Transferability of Options.  An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will and the laws of descent and distribution. During the lifetime of a Participant, an Option may be exercised only by the Participant.

5.  COMMON STOCK

5.1 Shares Subject to Plan.

5.1.1 The maximum number of shares of Common Stock which may be issued under the Plan is 6,450,000 shares, subject to adjustment in certain circumstances as provided in Section 5.2 below.

5.1.2 If any outstanding Option is terminated for any reason, the shares allocated to the Option may again become subject to purchase under the Plan.

5.1.3 The Common Stock issuable under the Plan may either be previously unissued Common Stock or may have been reacquired by the Company in the open market or otherwise.

5.1.4 If at any time the number of shares for which Options are to be granted under the Plan pursuant to Participants’ designation exceeds the number of remaining shares then available under the Plan, the Plan Administrator shall make pro rata adjustments to Participants’ designations in a uniform manner. Written notice of any such adjustments shall be given to each affected Participant.

5.2 Adjustment Upon Changes in Capitalization.  A proportionate adjustment shall be made by the Plan Administrator in the number, price, and kind of shares subject to outstanding Options if the outstanding shares of Common Stock are increased, decreased, or exchanged for different securities, through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividends, or similar capital adjustment.

6.  PLAN ADMINISTRATION

6.1 Administration by Board.  Subject to Section 6.2, the Plan Administrator shall be the Board during such periods of time as all members of the Board are Outside Directors. Subject to the provisions of the Plan, the Plan Administrator shall have authority to construe and interpret the Plan, to promulgate, amend, and rescind rules and regulations relating to its administration, to determine the timing and manner of the grant of the Options, to determine the exercise price, the number of shares covered by and all of the terms of the Stock Options, to determine the duration and purpose of leaves of absence which may be granted to Stock Option holders without constituting termination of their employment for purposes of the Plan, and to make all of the determinations necessary or advisable for administration of the Plan. The Plan Administrator may, in its absolute discretion, without amendment to the Plan, accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option. The interpretation and construction by the Plan Administrator of any provision of the Plan, or of any agreement issued and executed under the Plan, shall be final and binding upon all parties. No member of the Board shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.

6.2 Administration by Committee.  The Board may, in its sole discretion, delegate any or all of its duties as Plan Administrator and, subject to the provisions of Section 6.1 of the Plan, at any time the Board includes any person who is not an Outside Director, the Board shall delegate all of its duties as Plan Administrator during such period of time to a compensation committee (the “Committee”) of not fewer than two (2) members of the Board, all of the members of which Committee shall be persons who, in the opinion of counsel to the Company, are Outside Directors and Non-Employee Directors, to be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease (to not less than two members) the size of the Committee, and add additional members to, or remove members from, the Committee. The Committee shall act pursuant to a majority vote, or the written consent of a majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the provisions of the Plan and the directions of the Board, the Committee may establish and follow such rules and regulations for the conduct of its business, as it may deem advisable. No member of the Committee shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.

6.3 Exceptions.  Anything to the contrary notwithstanding, the requirements in Sections 6.1 and 6.2 that all members of the Committee be Non-Employee Directors and Outside Directors shall not apply for any period of time during which the Common Stock is not registered pursuant to Section 12 of the Exchange Act. Those provisions of the Plan that make express reference to Rule 16b-3 under the Exchange Act shall apply only to reporting persons.

6.4 Indemnification of the Plan Administrator.  To the extent permitted by law, the Certificate of Incorporation of the Company, the Bylaws of the Company and any indemnity agreements between the Company and its directors or employees, the Company shall indemnify each member of the Board and of the Committee comprising the Plan Administrator, and any other employee of the Company with duties under the Plan, against expenses (including reasonable attorneys fees and any amount paid in settlement) reasonably incurred in connection with any claims against him or her by reason of conduct in the performance of duties under the Plan.

7.  MISCELLANEOUS MATTERS

7.1 Uniform Rights and Privileges.  Except for the limitations of Section 3.3, the rights and privileges of all Participants under the Plan must be the same.

7.2 Rights as a Stockholder.

7.2.1 No person shall have any stockholder rights with respect to shares covered by an Option until a stock certificate for the shares is issued and delivered to the person.

7.2.2 No adjustments will be made for cash dividends or other rights for which the record date is prior to the date of the exercise of the Option.

7.3 Application of Proceeds.  The proceeds received by the Company from the sale of Common Stock pursuant to Options shall be used for general corporate purposes.

7.4 Amendment and Termination.

7.4.1 The Board may at any time alter, amend, suspend, or terminate the Plan with respect to any shares not already subject to Options.

7.4.2 No amendment may be adopted without the approval of the Stockholders that would:

(a) Materially increase the benefits accruing to Participants in the Plan,

(b) Increase the number of shares that may be issued under the Plan,

(c) Materially modify the requirements as to eligibility for participation,

(d) Extend the term of the Plan,

(e) Alter the option price formula, or

(f) Cause the Plan to fail to meet the requirements to qualify as an “employee stock purchase plan” under Section 423 of the Code.

7.5 Interpretation.

7.5.1 If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan will be construed and enforced as if the provision had not been included in it.

7.5.2 Unless the context clearly indicates otherwise, the masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

7.5.3 Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any Section.

7.6 Stockholder Approval.

7.6.1 No shares of Common Stock shall be issued under the Plan unless it shall have been approved by the Stockholders within 12 months of the date of adoption. If the Plan is not approved by the Stockholders within that time period, the Plan and all Options issued under the Plan will terminate and all contributions will be refunded to the Participants together with any interest earned thereon.

7.6.2 This approval by the Stockholders must relate to both:

(a) The aggregate number of shares to be granted under the Plan, and

(b) The corporations whose employees may be Participants in the Plan.

7.7 No Right to Employment.  Neither the adoption of the Plan nor the granting of any Option shall confer upon any Employee any right to continued employment, nor shall it interfere in any way with the right of the Company or a Participating Company, as applicable, to terminate the employment of any Employee at any time, with or without cause.

7.8 Governing Law.  The Plan and all actions taken under it shall be governed by and construed in accordance with the laws of the state of California.

8.  EFFECTIVE DATE AND TERM OF PLAN

8.1 Effective Date.  The effective date of this amended and restated Plan shall be August 23, 2011. The original effective date of the Plan was January 1, 2001.

8.2.  Term of Plan.  Unless sooner terminated by the Board in its sole discretion, the Plan will expire on October 23, 2015.

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M38824-P16944	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMULEX CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			All	All	Except
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01) Fred B. Cox	06) Don M. Lyle
	02) Michael P. Downey	07) James M. McCluney
	03) Bruce C. Edwards	08) Nersi Nazari
	04) Paul F. Folino	09) Dean A. Yoost
05) Robert H. Goon

The Board of Directors recommends you vote FOR proposals 2, 3 and 5, and 1 YEAR for proposal 4:			For	Against	Abstain

2.	RATIFICATION AND APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED.		☐	☐	☐
3.	RATIFICATION AND APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.		☐	☐	☐
		1 Year	2 Years	3 Years	Abstain

4.	RATIFICATION AND APPROVAL OF ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐
			For	Against	Abstain

5.	RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.		☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name of the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
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M38825-P16944
EMULEX CORPORATION
3333 SUSAN STREET
COSTA MESA, CALIFORNIA 92626
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Fred B. Cox and Paul F. Folino as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated on the reverse side, all the shares of common stock of Emulex Corporation held of record by the undersigned at the close of business on September 30, 2011, at the Annual Meeting of Shareholders to be held on November 29, 2011, or any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, “FOR” EACH OF PROPOSALS 2, 3 AND 5, AND 1 YEAR FOR PROPOSAL 4. IN ADDITION, THIS PROXY WILL BE VOTED AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.